     As filed with the Securities and Exchange Commission on August 4, 1997
                                            Registration Statement No. 333-14519
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                         POST EFFECTIVE AMENDEMENT NO. 1
                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             HEALTHDESK CORPORATION
             (Exact name of registrant as specified in its charter)


           California                                7372                                  94-3165144
 (State or other jurisdiction of         (Primary Standard Industrial           (IRS Employer Identification No.)
 incorporation or organization)          Classification Code Number)

                          2560 Ninth Street, Suite 220
                           Berkeley, California 94710
                                 (510) 883-2160
                        (Address, including Zip Code and
                     telephone number, including Area Code,
                       of Registrant's executive offices)

                               Peter S. O'Donnell
                      President and Chief Executive Officer
                             HealthDesk Corporation
                          2560 Ninth Street, Suite 220
                           Berkeley, California 94710
                                  (510)883-2160
            (Name, address, including Zip Code and telephone number,
                   including Area Code, of agent for service)

                                   Copies to:
                              PETER M. ASTIZ, ESQ.
                          GRAY CARY WARE & FREIDENRICH,
                           A Professional Corporation
                               400 Hamilton Avenue
                           Palo Alto, California 94301
                               Tel: (415) 328-6561
                               Fax: (415) 327-3699

Approximate date of proposed sale to the public: As promptly as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

                                                CALCULATION OF REGISTRATION FEE

===========================================================================================================================
     Title of Each Class                                      Proposed Maximum     Proposed Maximum         Amount of
     of Securities to be               Amount to be            Offering Price          Aggregate          Registration
         Registered                    Registered                Per Share        Offering Price (1)           Fee
---------------------------------------------------------------------------------------------------------------------------
Common Stock issuable upon
exercise of Warrants                    1,955,000                   $5.00             $9,775,000           $2,962.12*
---------------------------------------------------------------------------------------------------------------------------
Common Stock issuable upon
exercise of Underwriter's                 170,000                   $6.00             $1,020,000             309.09
Warrants                                  170,000                   $8.25             $1,402,500             425.00
---------------------------------------------------------------------------------------------------------------------------
Common Stock (2)                          400,000                   $3.25 (3)         $1,300,000            $393.94*
---------------------------------------------------------------------------------------------------------------------------
       Total                                                                         $13,497,500          $4,090.15*
===========================================================================================================================

  * All of the fees have been previously paid except the fees relating to the Common Stock issuable upon exercise of Underwriter's Warrants
(1) Estimated solely for the purposes of calculating the amount of the registrations fee pursuant to Rule 457(a)
(2) Held by existing security holders and to be offered on a delayed basis pursuant to Rule 415 under the Securities Act of 1933, as amended
(3) Based on closing trading price as of July 29, 1997

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                   SUBJECT TO COMPLETION DATED AUGUST 4, 1997

                                   PROSPECTUS
                             HEALTHDESK CORPORATION
                        1,955,000 Shares of Common Stock
                   Issuable on Exercise of Redeemable Warrants
   340,000 Shares of Common Stock Issuable on Exercise of Underwriter Warrants
                         400,000 Shares of Common Stock

       1,955,000 shares of Common Stock offered by HealthDesk Corporation ("HealthDesk" or the "Company") are issuable upon exercise of 1,955,000 outstanding redeemable warrants (the "Warrants"). Each Warrant entitles the registered holder thereof to purchase one share of Common Stock at a price of $5.00, subject to adjustment in certain circumstances, at any time through and including January 16, 2002. The Warrants are redeemable by the Company, upon the consent of Whale Securities Co., L.P. ("Whale"), at any time, upon notice of not less than 30 days, at a price of $.10 per Warrant, provided that the closing bid quotation of the Common Stock on all 30 of the trading days ending on the third day prior to the day on which the Company gives notice has been at least 150% (currently $7.50, subject to adjustment) of the then effective exercise price of the Warrants. Only holders of Warrants residing in states where the issuance of the Common Stock underlying such Warrants has been registered or qualified, or is exempt from registration or qualification, under the securities laws of such states may exercise the Warrants. See "Description of Securities."

       340,000 shares of Common Stock offered by the Company are issuable upon exercise of 340,000 outstanding Underwriter and its designees warrants (the "Underwriter's Warrants"). The Underwriter's Warrant entitles the Underwriter and its designees thereof to purchase up to 170,000 shares of Common Stock at a price of $6.00 and/or up to 170,000 Warrants (each to purchase one share of Common Stock at an exercise price of $8.25 per share) at a purchase price of $.12 per Warrant. The Underwriter's Warrants may not be sold, transferred, assigned or hypothecated for one year from January 16, 1997 (the "Prospectus Date"), except to the officers and partners of the Underwriter and members of the selling group, and are exercisable during the five-year period commencing on the Prospectus Date. Only the holders of Underwriter's Warrants residing in the states where the issuance of the Common Stock underlying such Underwriter's Warrants have been registered or qualified, or is exempt from registration or qualification under the securities laws of such states, may exercise the Underwriter's Warrants. See "Description of Securities."

       The Company's Common Stock and Warrants are traded on the Nasdaq SmallCap Market under the symbols "HDSK" and "HDSKW," respectively. On July 29, 1997, the last reported sales prices of the Common Stock and Warrants as reported on the Nasdaq SmallCap Market were $3.25 and $0.88, respectively.

       This Prospectus also relates to the offer and sale by certain shareholders of the Company (the "Selling Shareholders") of 400,000 shares of Common Stock issued pursuant to a bridge financing (the "Bridge Financing") in October 1996. The shares offered by the Selling Shareholders may not be sold prior to January 16, 1998 and, without the consent of Whale, may not be sold prior to July 16, 1998. See "Selling Shareholders and Plan of Distribution."

                            -------------------------

 THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF
       RISK AND IMMEDIATE SUBSTANTIAL DILUTION AND SHOULD NOT BE PURCHASED
       BY INVESTORS WHO CANNOT AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT.
                    SEE "RISK FACTORS" COMMENCING ON PAGE 6.
                           --------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
       ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

============================================================================================================================
                                                             Price to             Solicitation Agent   Proceeds to
                                                             Public               Fee                  Company (1)
----------------------------------------------------------------------------------------------------------------------------
Common Stock issuable on exercise of Warrants..........      $5.00                $.25                 $4.75
===========================================================================================================================

(1) Before deducting estimated expenses of $342,250 payable by the Company, including the nonaccountable expense allowance of $293,250.
                             ----------------------
                  The date of this Prospectus is August 4, 1997

                               PROSPECTUS SUMMARY

       The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety. The statements which are not historical facts contained in this Prospectus are forward looking statements that involve risks and uncertainties, including those described under "Risk Factors."

                                   The Company

       HealthDesk Corporation (the "Company), a development stage company, is engaged in designing, developing and marketing HealthDesk(R) OnLine, a healthcare management and information system which enables consumers to take a more active role in their personal and family health. HealthDesk OnLine features easy-to-use Windows-based software designed to develop personal medical records and health management programs and access educational, health related information from the Company's private Website and over the Internet. The Company's proposed system is intended to lower the cost and improve the quality and accessibility of healthcare by promoting preventive maintenance and patient compliance and permitting electronic mail communications between consumers and healthcare providers and payers. HealthDesk OnLine is being developed in response to perceived market opportunities arising from increasing efforts of industry participants to stem the escalating cost of healthcare.

       In July 1996, the Company commenced preliminary market testing of HealthDesk OnLine pursuant to a license agreement with Blue Cross/Blue Shield of Massachusetts ("BCMA"). The Company has modified HealthDesk OnLine to satisfy BCMA's requirements and BCMA is currently testing such product. In the event of successful initial acceptance testing, the proposed market test contemplates that BCMA will distribute HealthDesk OnLine to up to 50 of its employees and thereafter BCMA will have an opportunity to determine whether to distribute HealthDesk OnLine to up to 500 of its members. The Company extended the BCMA pilot for an additional six (6) months beginning in March 1997. The market test is intended to provide information on the product's usability and acceptance by consumers and to test the technical aspects and functionality of the Company's software system. The Company had an agreement with Blue Cross/Blue Shield of Iowa ("BCI"), which was completed in March 1997, to conduct similar market testing to up to 150 of BCI employee households. BCI has completed the pilot and the Company is currently engaged in discussions regarding an extension of the pilot. There can be no assurance that such market testing will be conducted on a timely basis or that such testing will be successful.

       The Company's primary marketing strategy is to license HealthDesk OnLine to sponsoring organizations (including pharmaceutical companies, managed care organizations, disease management companies, employers and affinity groups) with access to significant numbers of potential subscribers. The Company intends to focus its efforts on healthcare organizations primarily responsible for bearing the financial risk of patients with chronic diseases. The Company entered into a development contract in January 1997 with Medical Inter-Insurance Exchange ("MIIX"), a medical malpractice insurance carrier, pursuant to which the Company will design, develop and test a software module for diabetic patients. In July 1997, the Company completed the first version release of the product for HealthDesk OnLine for Diabetes which was delivered to MIIX for evaluation. The Company is currently evaluating various other commercialization strategies, including the license of HealthDesk OnLine to manufacturers of medical devices, pursuant to arrangements by which such manufacturers would bundle HealthDesk Online with their products. The Company is also seeking to establish strategic relationships with third parties relating to product development and marketing.

       The Company currently offers HealthDesk OnLine with no license fee or a reduced fee to potential sponsoring organizations willing to participate in market testing activities. In the event of successful completion of market testing activities, the Company anticipates that its principal sources of revenues will be derived from license fees from sponsoring organizations and subscription and online content and usage fees from consumers. The Company will seek to expand its sources of revenues to include development fees for specific disease management software modules or features. In addition, the Company may seek revenues by including advertising in the system or sale of product. The Company believes that the broad range of capabilities combined in HealthDesk OnLine, including the system's desktop and online functionality, and the systems ability to link consumers with healthcare payers and providers, differentiate HealthDesk OnLine from competitive products and make it attractive to potential sponsoring organizations seeking to contain healthcare costs.

       The Company has been using a portion of the proceeds from its initial public offering in January 1997 (the "IPO") to refine and enhance the capabilities of HealthDesk OnLine and expand system capacity. In addition to the proposed development and commercialization of specific disease management modules designed to monitor chronic conditions, the Company will seek to license or develop the following: personalized electronic newsletters designed to automatically search content databases and websites by topic on a periodic basis; an online "chat" capability. The Company may also seek to develop features which will facilitate the input of data from medical devices, such as blood pressure cuffs, blood glucose monitors and peak flow meters, directly into HealthDesk OnLine which data may then be monitored by healthcare providers.

       Since its inception, the Company has engaged primarily in research and development and has generated limited revenues. The Company expects to incur significant up-front expenses in connection with product development and commercialization (including the payment of salaries for management, technical, marketing and other personnel), which will result in significant losses for the foreseeable future. There can be no assurance that the Company's product development efforts will be successfully completed or that HealthDesk OnLine will prove to be commercially viable. See "Risk Factors."

       The Company was incorporated under the laws of the State of California in August 1992. The Company's executive offices are located at 2560 Ninth Street, Suite 220, Berkeley, California 94710, and its telephone number is (510) 883-2160. The Company's home page is located on the World Wide Web at http://www.healthdesk.com.

                                  The Offering

Securities offered......................     1,955,000  shares of Common  Stock  issuable  upon  exercise  of the
                                             Warrants.
                                             340,000  shares  of  Common  Stock  issuable  upon  exercise  of the
                                             Underwriter's Warrants.
Common Stock Outstanding
   Prior to exercise of Warrants and
   Underwriter's Warrants...............     5,392,845 (1)
   After exercise of Warrants and
   Underwriter's Warrants...............     7,687,845 (2)
Warrants Outstanding....................     1,955,000 Warrants
                                             340,000 Underwriter's Warrants
Use of Proceeds.........................     Sales  and  marketing;  product  development;  expansion  of  system capacity;  and the balance for working capital and general corporate purposes.  See "Use of Proceeds."
Risk Factors............................     The  securities  offered hereby are  speculative  and involve a high degree of risk and immediate  substantial dilution and should not be purchased  by investors  who cannot  afford the loss of their entire investment.  See "Risk Factors."
Nasdaq Symbols..........................     Common Stock - HDSK
                                             Warrants - HDSKW

------------------
(1) Does not include (i) 1,955,000 shares of Common Stock reserved for issuance upon exercise of the Warrants; (ii) 340,000 shares of Common Stock reserved for issuance upon exercise of the Underwriter's Warrants; (iii) 802,588 shares of Common Stock reserved for issuance upon exercise of options granted under the Company's 1994 Founder's Stock Option Plan (the "Stock Option Plan"); (iv) 42,166 shares reserved for issuance upon exercise of options available for future grant under the Stock Option Plan; and (v) up to a maximum of 100,000 shares of Common Stock reserved for issuance in the event the Company fails to maintain an effective registration statement with respect to the shares held by the Selling Shareholders. See "Management - 1994 Stock Option Plan," "Principal Shareholders," "Description of Securities" and "Underwriting."

(2)   Does not include (iii)  through (v) above.

     Notice to California Investors. Each purchaser of Common Stock or Warrants in California must be an "accredited investor," as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the "Securities Act"), or satisfy one of the following suitability standards:
(i) minimum annual gross income of $65,000 and a net worth (exclusive of home, home furnishings and automobiles) of $250,000; or (ii) minimum net worth (exclusive of home, home furnishings and automobiles) of $500,000.

Summary Financial Data

     The summary financial information set forth below is derived from and should be read in conjunction with the financial statements of the Company, including the notes thereto, appearing elsewhere in this Prospectus.

Statement of Operations Data:

                                              Year Ended December 31,                 Three Months Ended March 31,
                                           --------------------------------        ----------------------------------
                                             1995                  1996                 1996                  1997
                                           --------              --------             --------              --------
    Total revenue....................      $ 224,011         $     52,225          $        858         $    200,485
    Net loss.........................     (1,436,473)          (4,391,454)             (807,854)          (1,201,642)
    Net loss per share...............           (.46)               (1.12)                 (.21)                (.26)
    Weighted average number of shares
      outstanding....................      3,152,081            3,913,433             3,824,866            4,659,663

Balance Sheet Data:

                                         At March 31, 1997
                                    --------------------------------
                                               Actual
                                               ------
    Working capital................       $   3,507,139
    Total assets...................           4,764,620
    Total liabilities..............             661,512
    Shareholders' equity...........           4,103,108

--------------

                          ----------------------------

       Unless otherwise indicated, all information in this Prospectus assumes no exercise of options granted or eligible for grant under the Stock Option Plan. As of the date of this Prospectus, the price at which the Company's Common Stock is trading is below the exercise price of the Warrants.

                                  RISK FACTORS

       The securities offered hereby are speculative and involve a high degree of risk. Each prospective investor should carefully consider the following risk factors before making an investment decision.

       1. Development Stage Company. The Company was organized in August 1992 and is still in the development stage. Since its inception, the Company has been engaged primarily in product development activities. The Company's initial product was introduced in early 1993 and has not yet proven to be commercially viable. As a result, the Company has no relevant operating history upon which an evaluation of its performance and prospects can be made. The Company will be subject to all of the risks, uncertainties, expenses, delays, problems and difficulties typically encountered in the establishment of a new business and the development and commercialization of new products. The Company has limited experience in developing and commercializing new products based on innovative technologies and there is limited information available concerning the potential performance of the Company's software or market acceptance of the Company's proposed products. There can be no assurance that unanticipated expenses, problems or technical difficulties will not occur which would result in material delays in product commercialization or that the Company's efforts will result in successful product commercialization. See "Business."

       2. Limited Revenues; Significant and Continuing Losses; Modified Report of Independent Auditors. The Company has not yet generated any meaningful revenues, and will not generate any meaningful revenues until after the Company successfully completes development and market testing of HealthDesk OnLine and attracts and retains a significant number of subscribers. For the period August 28, 1992 (inception) to March 31, 1997, the Company incurred a cumulative net loss of approximately $7,550,000. Since March 31, 1997, the Company has continued to incur increasing and significant losses, and the Company anticipates that it will continue to incur significant losses until, at the earliest, it generates sufficient revenues to offset the substantial up-front expenditures and operating costs associated with developing and commercializing its proposed products. The Company also recorded non-recurring charges, relating to a bridge financing completed in October 1996 (the Bridge Financing), of approximately, $884,000 through the end of the year December 31, 1996 and $145,000 for the three months ended March 31, 1997. There can be no assurance that the Company will be able to attract and retain a sufficient number of subscribers to generate meaningful revenues or achieve profitable operations or that HealthDesk OnLine will prove to be commercially viable. See Financial Statements.

       3. Working Capital Deficit; Negative Cash Flow; Possible Need for Additional Financing. The Company's capital requirements relating to the development and commercialization of HealthDesk OnLine have been and will continue to be significant. Based on currently proposed plans and assumptions relating to its operations (including the timetable of, and costs associated with, product development and commercialization), the Company believes that its existing capital resources will be sufficient to satisfy its contemplated cash requirements through the end of fiscal 1997. As of the date of this Prospectus, the price at which the Company's Common Stock is trading is below the exercise price of the Warrants. Accordingly, there can be no assurance that any of the Warrants will be exercised. In the event that significant funds are not received from the exercise of the Warrants, the Company will be required to seek additional capital to continue its operations beyond that time which may result in dilution to current shareholders. In the event that the Company's plans change, its assumptions prove to be inaccurate or if its existing capital resources prove to be insufficient to fund operations (due to unanticipated expenses, technical difficulties, problems or otherwise), the Company would be required to seek additional financing sooner than currently anticipated. There can be no assurance that the Company's existing capital resources are sufficient to permit the Company to successfully develop and commercialize HealthDesk OnLine or that any assumptions relating to the Company's operations will prove to be accurate. To the extent that its existing capital resources are not sufficient to enable the Company to generate meaningful revenues or achieve profitable operations, the inability to obtain additional financing will have a material adverse effect on the Company, including possibly requiring the Company to significantly curtail or cease its operations. In addition, any implementation of the Company's business plans subsequent to fiscal 1997 may require capital resources greater than those currently available to the Company. The Company may determine, depending upon the opportunities available to it, to seek additional debt or equity financing to fund operations. The Company has no commitments for any future funding, and there can be no assurance that the Company will be able to obtain additional capital in the future. To the extent that the Company finances operations through the issuance of additional equity securities, any such issuance would result in dilution to the interests of the Company's shareholders. Additionally, to the extent that the Company incurs indebtedness or issues debt securities in connection with funding operations, the Company will be subject to all of the risks associated with incurring substantial indebtedness, including the risks that interest rates may fluctuate and cash flow may be insufficient to pay principal and interest on any such indebtedness. There can be no assurance that any additional financing will be available to the Company on commercially reasonable terms, or at all. See "Use of Proceeds."

       4. Uncertainty of Product Development. Although the Company believes that the development efforts relating to the technological aspects of the basic HealthDesk OnLine platform are substantially completed, the Company has not yet completed third-party testing of the basic platform or the development or testing of any system enhancements or specific disease management modules. The Company will be required to commit considerable time, effort and resources to finalize such development and adapt its software to satisfy specific requirements of potential customers. Continued system refinement, enhancement and development efforts are subject to all of the risks inherent in the development of new products and technologies, including unanticipated delays, expenses, technical problems or difficulties, as well as the possible insufficiency of funds to satisfactorily complete development, which could result in abandonment or substantial change in product commercialization. There can be no assurance that product development efforts will be successfully completed on a timely basis, or at all, that the Company will be able to successfully adapt its software to satisfy specific requirements of potential customers, or that unanticipated events will not occur which would result in increased costs or material delays in product development or commercialization. In addition, while the Company believes that its software performs the principal functions for which it has been designed, the Company has only conducted limited tests of its software in connection with preliminary market testing activities. Consequently, there can be no assurance that such software will perform all of the function for which it has been designed or prove to be sufficiently reliable in widespread commercial use. Technologies as complex as those incorporated into the Company's software may contain errors which become apparent subsequent to commercial use. Remedying such errors could delay the Company's plans and cause it to incur substantial additional costs. See "Business - Product Development."

       5. New Concept; Uncertainty of Market Acceptance and Commercialization Strategy. HealthDesk OnLine represents a new business concept. As is typical in the case of a new business concept, demand and market acceptance for HealthDesk OnLine as a newly introduced product is subject to a high level of uncertainty. Achieving market acceptance for HealthDesk OnLine will require significant efforts and expenditures by the Company to create awareness and demand by healthcare payers, providers and consumers. The Company's prospects will be significantly affected by its ability to successfully develop and maintain relationships with sponsoring organizations, which will promote their services using HealthDesk OnLine and, at the same time, attract significant numbers of subscribers. Because demand by payers, providers and consumers are substantially inter-related, any lack or lessening of demand by any of these would have an adverse effect on market acceptance for HealthDesk OnLine. The Company has not yet commenced significant marketing activities and has limited experience and limited financial, technical, personnel and other resources to independently undertake extensive marketing activities. Although the Company is currently evaluating a number of possible product marketing and distribution strategies, the Company initially intends to offer HealthDesk OnLine with no or reduced license fee to potential sponsoring organizations willing to participate in market testing in order to closely monitor performance and provide support for the users of such product. Such activities are expected to allow the Company to adjust and revise its proposed products in light of market needs and user feedback, to develop pricing strategies relative to cost structure, to test new products and to correct software or product defects which may arise. Thereafter, although the Company will seek to develop and commercialize specific disease management modules, the Company's primary marketing strategy is to license and sell HealthDesk OnLine to sponsoring organizations with access to significant numbers of potential subscribers. The Company's marketing strategy and preliminary and future marketing plans may be unsuccessful and are subject to change as a result of a number of factors, including progress or delays in the Company's marketing efforts, changes in market conditions (including the emergence of potentially significant related market segments for applications of the Company's technology), the nature of possible license and distribution arrangements which may become available to it in the future and economic, political, regulatory and competitive factors. To the extent that the Company is able to enter into satisfactory third-party marketing and distribution arrangements in the future, it will be largely dependent on the efforts of such third parties and on the marketability and sales of their products. There can be no assurance that the Company's strategy will result in successful product commercialization or that the Company's efforts will result in initial or continued market acceptance for the Company's proposed products. See "Business - Potential Markets and Marketing."

       6. Uncertainty of Market Testing Result. The Company has been conducting market testing of HealthDesk OnLine with BCMA and proposes to conduct similar tests with other potential sponsoring organizations. The Company's success may be highly dependent upon the results of these tests and there can no assurance that such tests will be successful. If such tests are not successful, the Company will be required to attempt to enhance or modify HealthDesk OnLine so that it will meet with sponsoring organization and consumer acceptance. There can be no assurance that the Company will be able to modify HealthDesk OnLine so that positive test results can be demonstrated. Even if test results are positive, there can be no assurance that sponsoring organizations will be sufficiently encouraged by the results to commit to use HealthDesk OnLine on a non-market test basis. They may elect to utilize other products, services or technologies which they believe to be more efficient or have other cost advantages over the Company's system. In addition, there can be no assurance that positive test results will translate into consumer acceptance over a longer period of time or that sponsoring organizations or consumers will be satisfied with operational results or that the results of market testing will be indicative of the ultimate success of product commercialization, particularly if installed in geographic areas with demographic characteristics different from those of test markets. See "Business - Market Testing."

       7. Competition; Technological Obsolescence. The markets that the Company intends to enter are characterized by intense competition and an increasing number of new market entrants who have developed or are developing potentially competitive products. The Company will face competition from numerous sources, including prospective customers which may develop and market their own competitive products and services, health information system vendors, software companies, online and Internet service providers and others with the technical capabilities and expertise which would encourage them to develop and commercialize competitive products or services. Several companies, including Healtheon Corp. ("Healtheon"), IBM Global Health Village, Med Access Corporation, CareSoft, Inc., Access Health, Inc., America's Housecalls Network and Softwatch, have announced plans to develop and commercialize competitive product and service offerings. Certain of such competitors have substantially greater financial, technical, marketing, distribution, personnel and other resources than the Company, permitting such companies to implement extensive marketing campaigns, both generally and in response to efforts by additional competitors to enter into new markets and market new products and services. Healtheon has announced that it has entered into an agreement with BCMA relating primarily to the electronic exchange of health plan benefit information between consumers and health plans. There can be no assurance that Healtheon's relationship with BCMA will not adversely affect the Company's ability to successfully market HealthDesk OnLine to BCMA. In addition, the markets for the Company's proposed products are characterized by rapidly changing technology and evolving industry standards which could result in product obsolescence or short product life cycles. Accordingly, the ability of the Company to compete will be dependent upon the Company's ability to complete development of, and introduce HealthDesk OnLine into, the marketplace in a timely manner, to continually enhance and improve its software and to successfully develop and market new products. There can be no assurance that the Company will be able to compete successfully, that competitors will not develop technologies or products that render the Company's products obsolete or less marketable or that the Company will be able to successfully enhance its products or develop new products. See "Business - Competition."

       8. Capacity Constraints; System Failure and Security Risks. The Company's operations will depend upon the capacity, reliability and security of its system infrastructure. The Company currently has limited system capacity and will be required to continually expand its system infrastructure to accommodate significant numbers of users and increasing amounts of healthcare information they may wish to access. Expansion of the Company's system infrastructure will require substantial financial, operational and management resources. The Company intends to use a portion of its capital resources to purchase computer equipment to expand system capacity. There can be no assurance that the Company will be able to expand its system infrastructure to meet potential demand on a timely basis, at a commercially reasonable cost, or at all. Failure by the Company to expand its system infrastructure on a timely basis would have a material adverse effect on the Company. In addition, the Company will be dependent upon Web browsers and third-party Internet and online service providers for access to the Company's services, hardware suppliers for prompt delivery, installation and service of computer equipment used to deliver the Company" services and on content providers to provide current healthcare information for use by consumers.

       The Company's operations will also be dependent on the Company's ability to protect its computer equipment against damage from fire, earthquakes, power loss, telecommunications failure and similar events. The Company does not have earthquake insurance or redundant, multiple site capacity in the event of any such occurrence. The Company does maintain fire insurance with an aggregate limitation of $1 million and business interruption insurance with an aggregate limitation of $4 million. The Company's system infrastructure will be also vulnerable to computer viruses, break-ins and similar disruptions from unauthorized tampering with the Company's computer systems. Computer viruses or problems caused by third parties could lead to material interruptions, delays or cessation in service to consumers. Inappropriate use of the Internet by third parties could also potentially jeopardize the security of confidential information stored in the computer systems of consumers. Security and privacy concerns of consumers may limit the Company's ability to develop a significant subscriber base. See "Use of Proceeds" and "Business - Infrastructure, Operations and Technology."

       9. Potential Liability and Insurance. In recent years, participants in the healthcare industry have been subject to an increasing number of lawsuits alleging malpractice, product liability and related legal theories, many of which involve large claims and significant defense costs. Due to the nature of its business, the Company could become involved in litigation regarding the healthcare information transmitted over the system with the risk of adverse publicity, significant defense costs and substantial damage awards. The Company has adopted policies and procedures intended to reduce the risk of claims, which include the provision of disclaimers in connection with its services. The Company does not currently maintain malpractice liability insurance. In addition, because healthcare information and materials may be downloaded and may be subsequently distributed to others, there is a potential that claims will be made against the Company for defamation, negligence, copyright or trademark infringement or other theories based on the nature and content of such materials. The Company also could be exposed to liability in connection with the selection of materials that may be accessible over its system. Claims could be made against the Company if material deemed inappropriate for viewing by children could be accessed. The Company carries an umbrella insurance policy with a limit $4 million in the aggregate, general liability insurance with a limitation of $2 million in the aggregate and $1 million per occurrence and errors and omissions insurance with a limitation of $1 million. Nevertheless, the Company's insurance may not cover potential claims of this type or may not be adequate to cover liability that may be imposed or related defense costs. There can be no assurance that the Company will not face claims resulting in substantial liability for which the Company is partially or completely uninsured. Any partially or completely uninsured claim against the Company, if successful and of sufficient magnitude, would have a material adverse effect on the Company. See "Business - Potential Liability and Insurance."

       10. Government Regulation. The healthcare industry is subject to extensive, stringent and frequently changing federal and state regulation which is interpreted and enforced by regulatory authorities with broad discretion. Among other things, these regulations govern the provision of healthcare services and the marketing of medical devices. These regulations generally predate the development of products and services such as those offered and proposed to be offered by the Company and the application and enforcement of such regulations to the Company and its products and services is uncertain. However, certain of the statutes governing the provision of healthcare services could be construed by regulatory authorities to apply to the Company's proposed business activities. There can be no assurance that regulatory authorities do not or will not deem the Company's business activities to constitute the unlicensed practice of medicine. Furthermore, in the event the Company develops features which facilitate the input of data from medical devices directly into HealthDesk OnLine, it is possible that the United States Food and Drug Administration would require the Company and/or an equipment manufacturer to obtain pre-marketing clearance with respect to any such product. The process of obtaining and maintaining required regulatory approvals can be lengthy, expensive and uncertain. Even if regulatory approvals are obtained, a marketed product and its manufacturer are subject to continuing regulatory review, and discovery of previously unknown problems could result in restrictions on such product or manufacturer, including withdrawal of the product from the market. Amendments to or interpretation and enforcement of existing statutes or regulations, the adoption of new statutes or regulations or the development of new enhancements and features to HealthDesk OnLine could subject the Company to increased regulation and require the Company to alter methods of operation at costs which could be substantial. Failure to comply with applicable laws and regulations could subject the Company to civil remedies, including substantial fines, penalties and injunctions, as well as possible criminal sanctions.

       Although there are currently few laws or regulations directly applicable to access to or commerce on the Internet, due to the increasing popularity and use of the Internet, it is possible that laws and regulations may be adopted with respect to the Internet, covering issues such as user privacy, pricing and characteristics and quality of products and services. The Telecommunications Reform Act of 1996, imposes criminal penalties on anyone who distributes obscene, lascivious or indecent communications on the Internet. While the enforcement of such statute has been enjoined the adoption of any similar laws or regulations may limit the growth of the Internet, which could in turn decrease the demand for the Company's proposed products and services and increase the Company's cost of doing business. Inasmuch as the applicability to the Internet of the existing laws governing issues such as property ownership, libel and personal privacy is uncertain, any such new legislation or regulation or the application of existing laws and regulations to the Internet could have an adverse effect on the Company's business and prospects. See "Business - Government Regulation."

       11. Dependence on Third-Party Licenses. Substantially all of the information content currently included in HealthDesk OnLine has been licensed by the Company from unaffiliated third parties. The licenses granted to the Company are subject to termination on relatively short notice. Although the Company believes that similar healthcare information is available from multiple sources, in the event of any termination of such licenses, the Company may be required to independently develop information content or license such information content from other providers. There can be no assurance that the Company would be able to do so in a timely manner, upon acceptable terms and conditions, or at all. The failure to obtain current healthcare information for use by consumers on a timely and competitive basis could have a material adverse effect on the Company. See "Business - Infrastructure, Operations and Technology."

       12. Dependence on Limited Customer Base. To date, the Company's revenues have been derived from a limited number of customers. Two customers accounted for approximately 40% and 56%, respectively, of revenues in 1995. One customer accounted for approximately 96% of revenues for the year ended December 31, 1996. Additionally, one customer accounted for approximately 96% of revenues for the three months ended March 31, 1997. Although the Company is not currently generating meaningful revenues, in the event that the Company is able to successfully commercialize HealthDesk OnLine or obtain third party funding of the costs of developing new software modules, there can be no assurance that the Company will not continue to be dependent on a limited customer base for all or a substantial portion of its revenues. The Company's agreement with MIIX requires that the Company grant to MIIX a right of first offer to fund the development of additional software modules. See "Business - Potential Markets and Marketing."

       13. Industry Factors; Lengthy Sales Cycle. The healthcare industry has experienced significant changes in recent years, primarily due to rising healthcare costs. Healthcare payers are increasingly challenging the price of medical services and products, which have had and could continue to have a significant effect on the procurement practices of healthcare providers, generally causing them to be more selective in the purchase of new technologies. Several proposals have been made by federal and state government officials that may lead to substantial healthcare reform, including the implementation of government-directed national healthcare system and stringent healthcare cost containment measures. Adoption of such proposed measures could result in reduction or deferral of capital expenditures by potential customers. Also, there has been substantial consolidation in the healthcare industry in recent years, which could make it more difficult for the Company to achieve market acceptance by larger potential customers. Moreover, a sponsoring organization's decision to purchase new products and technology is often lengthy and requires the approval of a significant number of administrators. The period in which a sponsoring organization distributes the Company's software to its members may also be lengthy, depending upon the level of acceptance and usage by its members, which could delay the Company's plans in particular markets. See "Business."

       14. Proprietary Information. Although the Company intends to evaluate the feasibility to obtaining patent protection for certain aspects of HealthDesk OnLine, the Company does not hold any patents or registered copyrights. The Company regards certain computer software it has developed for HealthDesk OnLine as proprietary and attempts to protect it with copyrights, trade secret laws, proprietary rights agreements and internal nondisclosure agreements and safeguards. However, such methods may not afford complete protection and there can be no assurance that others will not independently develop know-how or obtain access to the Company's know-how or software codes, concepts, ideas and documentation. Furthermore, there can be no assurance that nondisclosure agreements with the Company's employees will adequately protect the Company's trade secrets. Although the Company believes that its proposed products do not and will not infringe patents or violate proprietary rights of others, it is possible that infringement of existing or future patents or proprietary rights of others have occurred or may occur. In the event the Company's proposed products infringe patents or proprietary rights of others, the Company may be required to modify the design of its proposed products or obtain a license. There can be no assurance that the Company will be able to do so in a timely manner, upon acceptable terms and conditions or at all. The failure to do any of the foregoing could have a material adverse effect upon the Company. In addition, there can be no assurance that the Company will have the financial or other resources necessary to enforce or defend a patent infringement action and the Company could, under certain circumstances, become liable for damages, which also could have a material adverse effect on the Company. See "Business - Proprietary Information and Trademarks."

       15. Dependence on Key Personnel. The success of the Company will be dependent on the personal efforts of Peter O'Donnell, its President and Chief Executive Officer, Dr. Molly Coye, its Executive Vice President, Timothy S. Yamauchi, its Chief Financial Officer, and other key personnel. The loss of the services of such individuals could have a material adverse effect on the Company's business and prospects. The Company has obtained "key-person" insurance on the life of each of Mr. O'Donnell, Dr. Coye and Mr. Yamauchi in the amounts of $2 million, $2 million and $1 million, respectively. The success of the Company is also dependent upon its ability to hire and retain additional qualified management, marketing, technical, financial and other personnel. Competition for qualified personnel is intense and there can be no assurance that the Company will be able to hire or retain qualified personnel. Any inability to attract and retain qualified management and other personnel could have a material adverse effect on the Company. See "Management."

       16. Control by Management. As of May 31, 1997, the officers and directors of the Company beneficially own, in the aggregate, approximately 45.4% of the outstanding shares of Common Stock (assuming no exercise of the Warrants). Accordingly, such persons, acting together, will be in a position to exercise significant influence over the Company's affairs. See "Management" and "Principal Shareholders."

       17. Potential Conflicts of Interest. The Company has entered into various transactions with certain of its directors and principal shareholders and their affiliates, which could result in potential conflicts of interest. Mr. John Pappajohn and Edgewater, principal shareholders of the Company, have from time to time made loans to the Company, and the Company has entered into a marketing agreement with an entity of which Mr. Pappajohn is a director and principal shareholder. The Company believes that all of such transactions or arrangements were fair and reasonable to the Company and were on terms no less favorable than could have been obtained from unaffiliated third parties. There can be no assurance, however, that future transactions or arrangements between the Company and its affiliates will continue to be advantageous to the Company, that conflicts of interest will not arise with respect thereto, or that if conflicts do arise, they will be resolved in a manner favorable to the Company. Any such future transactions will be on terms no less favorable to the Company than could be obtained from unaffiliated parties and will be approved by a majority of the independent and disinterested members of the Board of Directors, outside the presence of any interested directors and, to the extent deemed appropriate by the Board of Directors, the Company will obtain shareholder approval or fairness opinions in connection with any such transactions. See "Certain Transactions."

       18. Outstanding Options, Warrants and Underwriter's Warrants. As of May 31, 1997, the Company had outstanding options to purchase an aggregate of 802,588 shares of Common Stock at exercise prices ranging from $1.04 to $5.00. The Company also had outstanding Warrants, Underwriter's Warrants and Underwriter's Warrants to purchase an aggregate of 1,955,000, 170,000 and 170,000 shares of Common Stock at exercise prices of $5.00, $6.00 and $8.25 respectively. Exercise of any of the foregoing options will have a dilutive effect on the Company's shareholders. Furthermore, the terms upon which the Company may be able to obtain additional equity financing may be adversely affected, since the holders of the options can be expected to exercise them, if at all, at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in the options. See "Management - 1994 Stock Option Plan."

       19. No Dividends. To date, the Company has not paid any cash dividends and does not expect to declare or pay dividends on the Common Stock in the foreseeable future. See "Dividend Policy."

       20. Authorized Preferred Stock. The Company's Restated Articles of Incorporation authorizes the Company's Board of Directors to issue 1,800,000 shares of "blank check" Preferred Stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of these shares, without further shareholder approval. The rights of the holders of the Company's Common Stock will be subject to and may be adversely affected by the rights of holders of any Preferred Stock that may be issued in the future. The ability to issue Preferred Stock without shareholder approval could have the effect of making it more difficult for a third party to acquire a majority of the voting stock of the Company thereby delaying, deferring or preventing a change in control of the Company. See "Description of Securities."

       21. Shares Eligible for Future Sale, Registration Rights. There are currently 5,392,845 shares of Common Stock outstanding as of April 29, 1997. Of such shares, 2,100,000 shares, including the 400,000 shares being offered by the Selling Shareholders, will be freely tradable without restriction or further registration under the Securities Act. All of the remaining 3,292,845 shares of Common Stock outstanding are "restricted securities," as that term is defined in Rule 144 promulgated under the Securities Act, and in the future may be sold only pursuant to an effective registration statement under the Securities Act, in compliance with the exemption provisions of Rule 144 or pursuant to another exemption under the Securities Act. Of the 3,292,845 restricted shares, an aggregate of 654,000 shares are eligible for sale, without registration, under Rule 144 (subject to certain volume limitations and the contractual restrictions described below). All of the Company's officers, directors and security holders (except for the holders of 42,000 shares of Common Stock) have agreed not to sell or dispose of any of their securities of the Company until July 16, 1998 without the Underwriter's prior written consent. There are currently 1,955,000 Warrants which are freely tradable without restriction in the public market. Provided that the Company satisfies certain securities registration and qualification requirements with respect to the securities underlying the Warrants, any and all securities purchased upon exercise of the Warrants will be freely tradable. Assuming the exercise of all outstanding Warrants upon payment of the exercise price of $5.00 per Warrant, an additional 1,955,000 shares of Common Stock will be freely tradable in the public market.

       The Company has also granted certain demand and "piggyback" registration rights to the holders of an aggregate of 1,741,600 shares of Common Stock (including 400,000 shares issued in connection with the Bridge Financing). No prediction can be made as to the effect, if any, that sales of such securities or the availability of such securities for sale will have on the market prices prevailing from time to time. However, even the possibility that a substantial number of the Company's securities may be sold in the public market may adversely affect prevailing market prices for the Common Stock and Warrants and could impair the Company's ability to raise capital through the sale of its equity securities. See "Description for Securities," "Shares Eligible for Future Sale," and "Selling Shareholders and Plan of Distribution."

       22. Possible Volatility of Market Price of Common Stock and Warrants. The Company believes factors such as its operating results, announcements of developments related to the Company's business and the introduction of new products or product enhancements by the Company or its competitors may have a significant impact in the market price of the Common Stock and Warrants. In addition, in recent years the stock market in general, and the market for shares of small capitalization stocks in particular, have experienced wide price fluctuations which have often been unrelated to the operating performance of such companies.

       23. Possible Delisting of Securities from NASDAQ System; Disclosure Relating to Low-Priced Stocks. The Common Stock and Warrants are currently quoted on NASDAQ SmallCap Market ("NASDAQ"). However, in order to continue to be included in NASDAQ, a company must maintain $2,000,000 in total assets, a $200,000 market value of the public float and $1,000,000 in total capital and surplus. In addition, continued inclusion requires two market makers and a minimum bid price of $1.00 per share; provided, however, that if a company falls below such minimum bid price, it will remain eligible for continued inclusion in NASDAQ if the market value of the public float is at least $1,000,000 and the Company has $2,000,000 in capital and surplus. NASDAQ has proposed new maintenance criteria which, if implemented, would eliminate the exception to the $1.00 per share minimum bid price and require, among other things, $2,000,000 in net tangible assets, $1,000,000 market value of the public float and adherence to certain corporate governance provisions. Failure to meet these maintenance criteria in the future may result in the delisting of the Company's securities from NASDAQ and trading, if any, in the Company's securities would thereafter be conducted in the non-NASDAQ over-the-counter market. As a result of such delisting, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Company's securities. In addition, if the Common Stock were delisted from trading on NASDAQ and the trading price of the Common Stock was less than $5.00 per share, trading in the Common Stock would also be subject to certain rules promulgated under the Exchange Act, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-NASDAQ equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stock to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transactions prior to sale. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in the Common Stock, which could severely limit the market liquidity of the Common Stock and the ability of purchasers in the offering to sell the Common Stock in the secondary market.

       24. Forward Looking Statements. The statements which are not historical facts contained in this Prospectus are forward looking statements that involve risks and uncertainties, including the risks discussed above. The Company's actual results may differ materially from the results discussed in such forward looking statements.

       25. Potential Adverse Effect of Warrant Redemption. The 1,955,000 Warrants are subject to redemption by the Company, upon the consent of the Underwriter, at any time, upon notice of not less than 30 days, at a price of $.10 per Warrant, provided that the closing bid quotation of the Common Stock on all 30 trading days ending on the third day prior to the day on which the Company gives notice has been at least 150% (currently $7.50, subject to adjustment) of the then effective exercise price of the Warrants. Redemption of the Warrants could force the holders to exercise the Warrants and pay the exercise price at a time when it may be disadvantageous for the holders to do so, to sell the Warrants at the then current market price when they might otherwise wish to hold the Warrants, or to accept the redemption price, which is likely to be substantially less than the market value of the Warrants at the time of redemption. See "Description of Securities - Redeemable Warrants."

       26. Volatility of Stock and Warrants Prices. The Company's common stock and warrants had experienced substantial price fluctuations since the IPO on January 16, 1997. In addition, the stock market has experienced significant price and volume fluctuations that have especially affected the market prices of equity securities of many high technology companies, particularly Internet-related companies, and that often have been unrelated to the operating performance of such companies. These broad market fluctuations may adversely affect the market price of the Company's common stock and warrants. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. Such litigation could result in substantial costs and a diversion of management's attention and resources, which would have a material adverse effect on the Company's business, operating results and financial condition.

       27. Current Prospectus and State Registration Required to Exercise Warrants. Current Warrants holders will only be able to exercise the Warrants if
(i) a current prospectus under the Securities Act relating to the securities underlying the Warrants is then in effect and (ii) such securities are qualified for sale or exempt from the qualification under the applicable securities laws of the states in which the various holders of Warrants reside. Although the Company has undertaken to use its best efforts to maintain the effectiveness of a current prospectus covering the securities underlying the Warrants, there can be no assurance that the Company will be able to do so. There also can be no assurance that exemptions from the registration on qualification requirements of those states in which the Company's securities are not currently registered or qualified will be available at the time a Warrant holder wishes to exercise his or her Warrant. The value of the Warrants may be greatly reduced if a current prospectus covering the securities issuable upon the exercise of the Warrants is not kept effective or if such securities are not qualified, or exempt from qualification, in the states in which the holders of Warrants reside. See "Description of Securities - Redeemable Warrants."

                                 USE OF PROCEEDS

       The potential net proceeds to the Company from the exercise of the 1,955,000 Warrants and the 340,000 Underwriter's Warrants outstanding are estimated to be approximately $11,366,500 after deducting estimated expenses payable by the Company. The Company expects that the net proceeds will be utilized for sales and marketing, product development, refining and enhancing its products and acquiring computer hardware for servers and related telecommunications equipment used to support the Company's system infrastructure. Any remaining proceeds will be used to fund general working capital requirements.

       A portion of the proceeds may also be used to acquire or invest in complementary businesses or products or to obtain the right to use complimentary technologies. While from time to time the Company evaluates potential acquisitions of such businesses, products or technologies, there are no present understandings, commitments or agreements with respect to any acquisition of other businesses, products or technologies. Pending utilization, the net proceeds of the exercise of the Warrants will be invested in short-term, interest bearing investments.

                                 CAPITALIZATION

       The following table set forth the capitalization of the Company as of March 31, 1997:

                                                                March 31, 1997
                                                               ----------------
                                                                  Actual (1)
Shareholders' equity:
Common Stock, no par value; 17,000,000 shares authorized;
   Issued and outstanding 5,392,845 shares...................   $   11,457,505
Warrants.....................................................          195,687
Accumulated deficit..........................................       (7,550,084)
                                                                --------------
    Total shareholders' equity...............................        4,103,108
                                                                --------------
     Total capitalization....................................   $    4,103,108
                                                                ==============
--------------

(1) Does not include: (i) 1,955,000 shares of Common Stock reserved for issuance upon the exercise of the Warrants, (ii) 340,000 shares of Common Stock reserved for issuance upon the exercise of the Underwriter's Warrants; (iii) 802,588 shares reserved for issuance upon the exercise of outstanding stock options; (iv) 42,166 shares received for future grant under the Stock Option Plan; and (v) 100,000 shares of Common Stock reserved for issuance in the event the Company fails to maintain an effective registration statement with respect to the shares held by the Selling Shareholders. See "Description of Securities."


                                 DIVIDEND POLICY

       The Company has paid no cash dividends on its Common Stock since its incorporation. The Company intends to retain any earnings for use in its business and therefore does not anticipate paying any cash dividends in the foreseeable future.


                           PRICE RANGE OF COMMON STOCK

       Since January 16, 1997, the Company's Common Stock has traded on the Nasdaq SmallCap Market under the symbol "HDSK." The following table sets forth for the periods indicated the high and low sale prices of the Common Stock as reported by the Nasdaq SmallCap Market. These figures reflect inter-dealer prices without retail mark-up, mark-down or commission and may not represent actual transactions.

       1997                                            High           Low
                                                       ----           ---
     1st Quarter (commencing January 16, 1997).....    5 1/2         3 3/4
     2nd Quarter (through June 30, 1997)...........    4 1/4         3

       On July 29, 1997, the last reported sale price of the Common Stock on the Nasdaq SmallCap Market, was $3.25 per share. As of June 30, 1997, there were 83 holders of record of the Common Stock, three (3) holders of record of the Warrants and one (1) holder of record of the Underwriter's Warrants.

                             SELECTED FINANCIAL DATA

       The following selected financial data as of December 31, 1992, 1993, 1994, 1995 and 1996 and March 31, 1997 and for the years ended December 31, 1992, 1993, 1994 1995 and 1996 and for the three months ended March 31, 1996 and 1997 should be read in conjunction with the financial statements, including notes thereto appearing elsewhere in this Prospectus. The balance sheet data as of December 31, 1995 and 1996 and the statements of operations data for the years ended December 31, 1995 and 1996, are derived from audited financial statements included in this Prospectus. The statements of operations data for the years ended December 31, 1993 and 1994 and the balance sheet data as of December 31, 1993 and 1994 are derived from audited financial statements not included in this Prospectus. The statement of operations data for the period from August 28, 1992 to December 31, 1992 and the balance sheet data as of December 31, 1992 are derived from unaudited financial statements not included in this Prospectus. The selected financial data as of March 31, 1997 and for the three months ended March 31, 1996 and 1997 is derived from unaudited financial statements that have been prepared on the same basis as the audited financial statements. In the opinion of management, the unaudited financial statements include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the information included therein. Results of operations for the three months ended March 31, 1997 are not necessarily indicative of the results that may be expected for the full year or any future period.

Statement of Operations Data:

                                                        Year Ended                                 Three Months Ended
                                                        December 31,                                   March 31,
                                                        ------------                               ------------------
                               1992(1)        1993          1994         1995         1996         1996         1997
                               --------       ----          ----         ----         ----         ----         ----
Total revenues.............   $     ----   $   80,221   $  397,240    $  224,011   $   52,225   $      858   $   200,485
Operating expenses:
   Product development.....       45,789      118,467      231,243       680,886    1,622,601      316,107       697,217
   Sales and marketing.....       10,231      120,907      220,243       349,133    1,222,183       86,590       438,718
   General and
      administrative.......       35,924       30,796      170,598       581,043      681,993      410,103       143,917
                              ----------   ----------   ----------    ----------   ----------   ----------    ----------
     Total operating
      expenses.............       91,944      270,170      622,084     1,611,062    3,526,777      812,800     1,279,852

Loss from operations.......      (91,944)    (189,949)    (224,844)    (1,387,051)  (3,474,552)   (811,942)   (1,079,367)
Other (income) expense, net         ----         ----       11,378        48,622      916,102       (5,088)      122,075
                              ----------   ----------   ----------    ----------   ----------   -----------   ----------
Loss before income taxes...      (91,944)    (189,949)    (236,222)    (1,435,673)  (4,390,654)   (806,854)   (1,201,442)
Provision for incomes taxes          800          800          800           800          800        1,000           200
                              ----------   ----------   ----------    ----------   ----------   ----------   ----------
Net loss...................   $  (92,744)  $ (190,749)  $ (237,022)   $(1,436,473) $(4,391,454) $ (807,854)  $(1,201,642)
                              ===========  ===========  ===========   ============ ============ ===========  ============
Net loss per share.........   $     (0.05) $     (0.07) $     (0.08)  $     (0.46) $     (1.12) $     (0.21) $     (0.26)
                              ============ ============ ============  ============ ============ ============ ============
Weighted average number of
   shares outstanding......    1,889,550    2,614,523    2,964,581     3,152,081    3,913,433    3,824,866     4,659,663
                              ==========   ==========   ==========    ==========   ==========   ==========    ==========


Balance Sheet Data:

                                                        December 31,                               March 31,
                                                        ------------                               ---------
                                 1992         1993          1994         1995         1996            1997
                                 ----         ----          ----         ----         ----            ----
Working capital (deficit)..   $ (91,364)   $ (47,969)   $  239,822    $  870,436  $(2,804,411)  $  3,507,139
Total assets...............       2,893       19,880       451,739     2,003,356    1,448,237      4,764,620
Total liabilities..........      91,364       50,893       657,274       803,307    3,667,091        661,512
Long-term obligations......        ----         ----       519,834          ----         ----           ----
Total shareholders' equity
   (deficit)...............     (90,264)     (31,013)     (205,535)    1,200,049   (2,218,854)     4,103,108

-----------------
(1)   Inception of the Company was August 28, 1992.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS.

Overview

       The Company was organized in August 1992 and is still in the development stage. Since its inception, the Company has been engaged primarily in product development activities. The Company's initial product was introduced in early 1993 and the Company has not yet proven to be commercially viable.

       The Company has not yet generated any meaningful revenues, and will not generate any meaningful revenues until after the Company successfully completes development and market testing of HealthDesk OnLine and attracts and retains a significant number of subscribers. For the period August 28, 1992 (inception) to March 31, 1997, the Company incurred a cumulative net loss of approximately $7,550,000. Since March 31, 1997, the Company has continued to incur increasing and significant losses and anticipates that it will continue to incur significant losses until, at the earliest, the Company generates sufficient revenues to offset the substantial up-front expenditures and operating costs associated with developing and commercializing its proposed products. Contributing to the Company's losses were the non-recurring amortization charges related to a Bridge Financing which was completed in October 1996 of $884,227 for the twelve months ended December 31, 1996 and $145,023 for the three months ended March 31, 1997. There can be no assurance that the Company will be able to attract and retain a sufficient number of subscribers to generate meaningful revenues or achieve profitable operations or that HealthDesk OnLine will prove to be commercially viable.

       Software development costs (consisting primarily of salaries and related expenses) incurred prior to establishing technological feasibility are expensed in accordance with Financial Accounting Standards Board (FASB) Statement No. 86. In accordance with FASB 86, the Company will capitalize software development costs at such time as the technological feasibility of the product has been established.

Results of Operations

       Three Months Ended March 31, 1996 Compared to Three Months Ended March 31, 1997.

       Revenue increased from $858 for the three months ended March 31, 1996 to $200,485 for the three months ended March 31, 1997. This increase was primarily attributable to an increase in development fee revenue associated with the development of HealthDesk OnLine for diabetes. During 1996, the Company focused its efforts on the original development of HealthDesk OnLine and reduced its marketing and sales efforts relating to its original Desktop HealthDesk product.

       Product development costs increased by 120.6% from $316,107 for the three months ended March 31, 1996 to $697,217 for the three months ended March 31, 1997. The increase in expenditures was principally related to the expansion of the programming staff and associated costs related to the development of HealthDesk OnLine for diabetes during the three months ended March 31, 1997.

       Sales and marketing costs increased by 406.6% from $86,590 for the three months ended March 31, 1996 to $438,718 for the three months ended March 31, 1997. This increase resulted primarily from the hiring of additional marketing personnel, associated collateral and travel in connection with the marketing of HealthDesk OnLine for diabetes during the three months ended March 31, 1997.

       General and administrative costs decreased by 64.9% from $410,103 for the three months ended March 31, 1996 to $143,917 for the three months ended March 31, 1997. This decrease was primarily attributable to decreased professional fees and a change in the allocation of resources to marketing and development activities.

       Other income (expense), net (including interest expense, interest income and amortization of discount and issuance costs) changed from income of $5,088 for the three months ended March 31, 1996 to expense of ($122,075) for the three months ended March 31, 1997. This change was primarily attributable to the remaining amortization of the non-recurring bridge discount and deferred debt issuance costs of $145,023 and increased interest expense as a result of higher levels of borrowings in place prior to the completion of the Company's IPO.

       As a result of the foregoing, the Company incurred a net loss of $1,201,642 for the three months ended March 31, 1997, as compared to a net loss of $807,854 for the comparable period in 1996.

       Year Ended December 31, 1995 compared to Year Ended December 31, 1996.

       Revenue decreased by 76.7% from $224,011 for the year ended December 31, 1995 to $52,225 for the year ended December 31, 1996. This decrease was primarily attributable to a decrease in development fee revenues. During 1996, the Company focused its efforts on the original development of HealthDesk OnLine and reduced its marketing and sales efforts relating to its original Desktop only HealthDesk product.

       Product development costs increased by 138.3% from $680,886 for the year ended December 31, 1995 to $1,622,601 for the year ended December 31, 1996. The increase in expenditures was principally related to the expansion of the programming staff and associated costs related to the development of HealthDesk OnLine during the year.

       Sales and marketing costs increased by 250.1% from $349,133 for the year ended December 31, 1995 to $1,222,183 for the year ended December 31, 1996. This increase resulted primarily from the hiring of additional marketing personnel and associated sales and marketing efforts in connection with HealthDesk OnLine during the year.

       General and administrative costs increased by 17.4% from $581,043 for the year ended December 31, 1995 to $681,993 for the year ended December 31, 1996. This increase was primarily attributable to the hiring of new management personnel and severance cost relating to prior management and, to a lesser extent, increased professional fees.

       Other expense, net including interest expense, interest income and amortization of discount and issuance cost)increased from $48,622 for the year ended December 31, 1995 to $916,102 for the year ended December 31, 1996. This increase was primarily attributable to amortization of the non-recurring bridge discount and deferred debt issuance costs of $884,227 and increased interest expense as a result of higher levels of borrowings in place prior to completion of the Company's IPO.

       As a result of the foregoing, the Company incurred a net loss of $4,391,454 for the year ended December 31, 1996, as compared to a net loss of $1,436,473 for the prior comparable year.

Liquidity and Capital Resources

       In January 1997, the Company consummated its IPO of 1,700,000 shares of Common Stock at an offering price of $5.00 per share and 1,955,000 Warrants at an offering price of $.10 per warrant. The net proceeds to the Company were $7,018,788 after deducting issuance costs of $1,676,712, which were charged to equity. Each Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $5.00 per share. The Warrants will be exercisable for a 60 month period commencing January 16, 1997.

     Upon the closing of the IPO, the Company repaid $2,000,000 principal amount of bridge notes financing and converted the outstanding convertible notes into 100,000 shares of Common Stock. In addition, all outstanding shares of the Company's Series A Preferred Stock were converted into 1,059,600 shares of Common Stock.

     At March 31, 1997, the Company had cash and cash equivalents of $4,043,546, as compared to $1,055,751 at March 31, 1996. In the first quarter of 1996, $573,890 of cash was used in operating activities, principally as a result of the $807,854 loss in the first quarter of 1996. In the first quarter of 1997, $1,104,147 of cash was used in operating activities, principally as a result of the $1,201,642 loss in the first quarter of 1997, a $650,602 decrease in accounts payable and accrued liabilities as offset by $145,023 in amortization of non cash discount. Working capital at March 31, 1997 was $3,507,139, as compared to $208,862 at March 31, 1996.

     The Company's primary capital requirements will be to fund the development and commercialization of HealthDesk OnLine. The Company has historically financed its operations through the issuance of debt and equity securities.

     During the period from June through September 1995, the Company issued 6% convertible promissory notes in the aggregate principal amount of $800,000 to John Pappajohn and Edgewater, principal shareholders of the Company. The notes were converted into an aggregate of 768,000 shares of Common Stock in September 1995. See "Certain Transactions."

       In December 1995, Mr. Pappajohn exercised an option to purchase 96,000 shares of Common Stock for an aggregate exercise price of $100,000. See "Certain Transactions."

     In December 1995 and February 1996, the Company completed a private placement of an aggregate of 1,059,600 shares of Series A Preferred Stock and received net proceeds of approximately $2,183,000. Each share of Series A Preferred Stock automatically converted into one share of Common Stock upon consummation of the Company's IPO.

     In July and August 1996, the Company issued an aggregate of $500,000 principal amount 8% promissory notes to Mr. Pappajohn and Edgewater. Such notes have automatically converted into 100,000 shares of Common Stock upon consummation of the Company's IPO. See "Certain Transactions."

       In October 1996, the Company consummated the Bridge Financing pursuant to which it issued $2,000,000 principal amount of Bridge Notes and 400,000 shares of Common Stock and received net proceeds of $1,765,000.

     The Company expects to incur significant expenses in connection with its operations, including expenses associated with hiring additional marketing and sales personnel and the research and development of product lines. The Company anticipates, based on its current proposed growth plans and assumptions relating to its growth and operations, that its existing capital resources and planned revenues will be sufficient to satisfy the Company's contemplated cash requirements through 1997. However, there can be no assurance that the Company's funding requirements will not increase significantly as a result of unforeseen circumstances or that the Company's cash used by operating activities will not increase. If the Company is required to seek third-party sources of financing to meet its short-term or long-term funding needs, there can be no assurance that the Company would be able to obtain public or private third-party sources of financing or, if obtained, that favorable terms for such financing would be obtained. In addition, given the trading history of the Company's common stock since the IPO, there can be no assurance that the Company would be able to raise additional cash through the Warrants or other public and/or private offerings of its Common Stock.

     Since its inception, the Company has engaged primarily in research and development and has generated limited revenues. The Company expects to incur significant up-front expenses in connection with product development and commercialization (including the payment of salaries for management, technical, marketing and other personnel), which will result in significant losses for the foreseeable future.

     The Company's capital requirements relating to the development and commercialization of HealthDesk OnLine have been and will continue to be significant. Other than as described in this Prospectus, the Company has no material commitments for capital expenditures. For the period August 28, 1992 (inception) to March 31, 1997, the Company had capital expenditures of approximately $992,000 relating primarily to computer equipment.

     Any implementation of the Company's business plans subsequent to fiscal 1997 may require capital resources greater than those currently available to the Company. The Company may determine, depending upon the opportunities available to it, to seek additional debt or equity financing to fund operations. The Company has no commitments for any future funding, and there can be no assurance that the Company will be able to obtain additional capital in the future. To the extent that the Company finances operations through the issuance of additional equity securities, any such issuance could result in dilution to the interests of the Company's shareholders. Additionally, to the extent that the Company incurs indebtedness or issues debt securities in connection with funding initiatives, the Company will be subject to all of the risks associated with incurring substantial indebtedness, including the risks that interest rates may fluctuate and cash flow may be insufficient to pay principal and interest on any such indebtedness. There can be no assurance that any additional financing will be available to the Company on commercially reasonable terms, or at all.

                                    BUSINESS

Background

     The Company, a development stage company, is engaged in designing, developing and marketing HealthDesk OnLine, a healthcare management and information system which enables consumers to take a more active role in their personal and family health. HealthDesk OnLine features easy-to-use Windows-based software designed to develop personal medical records and health management programs and access educational, health related information from the Company's private Website and over the Internet. The Company's proposed system is intended to lower the cost and improve the quality and accessibility of healthcare by promoting preventive maintenance and patient compliance and permitting electronic mail communications between consumers and healthcare providers and payers. HealthDesk OnLine is being developed in response to perceived market opportunities arising from increasing efforts of industry participants to stem the escalating cost of healthcare.

Market Trends

       According to the Congressional Budget Office, annual healthcare expenditures in the United States have grown from approximately $470 billion in 1982 to more than $1 trillion in 1995, representing more than 14% of the gross national product. It is estimated that more than $270 billion is spent on the treatment and related costs of chronic diseases such as diabetes, HIV/AIDS, cancer, cardio-vascular disease, obstructive pulmonary disease and asthma. In response to escalating healthcare costs, federal and state government authorities have increasingly emphasized stringent cost containment measures, and healthcare payers and providers have focused on programs which reduce the costs of providing medical products and services and managing chronic diseases. Inasmuch as the Company is a development stage company seeking to develop and commercialize a new product, aggregate expenditures on healthcare in general and chronic diseases in particular, may not be directly relevant to the Company's current prospects.

       The Company believes that the broad range of capabilities combined in HealthDesk OnLine, including the system's desktop and online functionality, and the system's ability to link consumers with healthcare payers and providers, differentiate HealthDesk OnLine from competitive products and make it attractive to potential sponsoring organizations seeking to contain healthcare costs. The Company believes that the following key trends will contribute favorably to expected demand for HealthDesk OnLine:

     * Proliferation of Managed Care and Competitive Pressures: The healthcare industry has undergone significant transformation in recent years. With the proliferation of managed care, employers, consumers and other purchasers of healthcare have greater access to an increasing number of managed care organizations which are experiencing competitive pressures to differentiate their healthcare product and service offerings to attract and retain members.

     * Continuing Penetration of Computers and Modems in the Home: An increasing percentage of computer owners also own modems, which are being pre-installed in a growing number of new computers. The Software Publishers Association estimates that approximately 33.9 million or 34% of households in the United States owned a personal computer as of 1995, of which approximately 70% also owned a modem. The Company believes that this growth is accompanied by increasing use of computers for communications such as facsimile transmissions and electronic mail.

     * Growth of the Informational and Commercial Applications and Resources of the Internet: Use of the Internet has grown rapidly since it commercialization in the early 1990s. An increasing number of servers and Websites are being connected to the Internet, making available educational and healthcare text, graphics and audio and video information which may be accessed by consumers. Traditional and emerging Internet applications, including electronic mail and the World Wide Web, are also increasing in popularity. Internet use is also being promoted by the development of user-friendly navigation and search tools designed to simplify consumer access to the Internet's resources.

     * Rapidly Changing Consumer Demands: The Company believes that demand for healthcare information and services is increasing as the "baby boomer" generation reaches its peak healthcare consuming years. Consumers are assuming greater responsibility for their healthcare decisions, seeking as much information as possible when choosing a health plan, doctor or treatment. According to the New York Times, the number of health related sites on the World Wide Web has grown significantly, reflecting the growing demand from consumers for information to help them make more informed choices about their own care.

HealthDesk OnLine

       HealthDesk OnLine software contains several modules for recording information (Health History and Records) and several modules which also monitor the state of the user's lifestyle and efforts at preventive maintenance (Health Diaries). These modules allow users to create an extensive database that can be appended, searched, reviewed and printed at any time. The Company's software also contains modules which provide access to healthcare information from the Company's private Website and over the Internet (Gateways and Services).

       Health History and Records

       Background. The background module is designed to store basic information, such as name, age, sex, address, phone number, social security number, insurance carrier and blood type of a user.

       Personal Conditions. The personal conditions module is designed to track doctor and hospital visits and other important health events, including medications, vaccinations, charges, out-of-pocket expenses and insurance reimbursements.

       Family Health. The family health module is designed to track health information relating to family members that could affect the health profile of a user.

       Medication History. The medication history module is designed to track medication usage, including information relating to dosage, frequency, cost and prescribing physician.

       Supplies. The supplies module is designed to track health-related supplies, such as bandages or syringes used on a regular basis, inventory and costs.

       Finances. The finances module is designed to collect and store information from other health records modules to enable a user to organize and track comprehensive medical costs.

       Health Diaries

       Exercise. The exercise module is designed to track exercise activities, including aerobics, running, walking, weight lifting, swimming and bicycling.

       Heart Health. The heart health module is designed to track serum cholesterol levels, blood pressure and pulse.

       Weight. The weight module is designed to track body fat, calorie intake, calories burned and weight.

       Vital Signs. The vital signs module is designed to track blood pressure, weight, height, pulse and basal temperature.

       Medications. The medications module is designed to track the date and time medication is taken by the user.

       Nutrition. The nutrition module is designed to track caloric intake and calories burned, as well as fat, protein and carbohydrate consumption.

       Each module includes a series of illustrated diagrams, which demonstrate important features relating to a healthcare topic. HealthDesk OnLine software permits a user to add other categories and variables not listed on a module. Readings can be edited, summarized and graphed on-screen for detecting trends and patterns in daily health activities.

       Gateways and Services

       Library. The HealthDesk OnLine library module contains an extensive database of healthcare information, consisting primarily of licensed content. Healthcare information currently includes pamphlets addressing specific diseases and medical issuers; a medical encyclopedia; a pharmacy reference; information relating to self-help groups; and numerous articles from prominent healthcare periodicals such as the New England Journal of Medicine and the Journal of the American Medical Association. Healthcare information is stored in the Company's private Website and is accessed through the use of a web browser incorporated into the Company's software.

       Internet Gateway. The Internet gateway module permits access to the World Wide Web for additional healthcare information through the use of a web browser. Access is limited to websites which the Company believes provide the most relevant healthcare information.

       Feedback. The feedback module allows users to access user surveys and technical support forms.

       Health Risk Assessment. The Company will seek to incorporate into its software, content and algorithms designed to assist in health risk assessment by providing feedback with respect to the likelihood of risk of certain diseases based on health information input by the user. The Company is seeking to enter into a third-party license agreement in connection with such enhancement.

       Symptom Triage. The Company has recently incorporated into its products software obtained from Healthwise, Inc. pursuant to a non-exclusive license. Such software is designed to provide specific responses for treatment based on information relating to symptoms input by the user.

       Electronic Mail

       HealthDesk OnLine is designed to permit secure electronic messaging between consumers and healthcare payers and providers. Anticipated communications between consumers, payers and providers relate to enrollment; physician selection; test results and patient information; appointment scheduling; reminders; provider directories; surveys; home treatment; and explanation of benefits. The Company intends to employ RSA Data Security encryption software on both the desktop and database server.

       HealthDesk OnLine has been designed to operate on IBM compatible desktop computers with a minimum requirement of a 80486DX central processing unit and eight megabytes of random access memory. The system runs under Windows 95 and Windows 3.1. Consumers may access the electronic mail system, the Company's private Website and the Internet by dialing a local access number provided by CompuServe. The minimum technical requirement to access the electronic communications features is a 9600 Baud modem.

       HealthDesk Online for Diabetes

       In July 1997, the Company completed the first version release of the product for HealthDesk OnLine for Diabetes which was delivered to MIIX for evaluation. This disease management application tracks and monitors diabetes specific care indicators. The program is designed to accept downloaded glucose readings which automatically updates the tracking facility. The Company has included online content for diabetes care, which it has licensed from the American Diabetes Association.

Product Development

       The Company's principal efforts to date have been devoted to the design and development of HealthDesk OnLine. For the fiscal years ended December 31, 1995, 1996 and the three months ended March 31, 1997, the Company expended approximately $681,000, $1,623,000 and $697,000 respectively, on product development and disease module development products. Product development expenses are expected to increase through 1997 in connection with market testing activities and disease module development products. Eleven of the Company's twenty-eight employees were engaged in product development as of March 31, 1997.

       Although the Company believes that its development efforts relating to the technological aspects of the basic HealthDesk OnLine platform are substantially completed, the Company is continually seeking to refine and enhance the capabilities of its products. The Company intends to continue research and development with regards to refining, enhancing and developing system capabilities and features, including the following:

       Electronic Newsletter. The Company has recently incorporated into its software an electronic newsletter function which includes a search engine technology obtained from Verity, Inc. pursuant to a three year non-exclusive license. Such technology is designed to automatically search content databases and websites by topic of interest on a periodic basis. The Company intends to use this capability to create reports in the form of personalized newsletters which may be updated on a regular basis by the Company. The Company believes that such newsletter also presents a significant opportunity for advertising and promotional "tie-ins" with corporate sponsors.

       "Chat" Capabilities. The Company will seek to develop and incorporate online "chat" capabilities and sponsored healthcare forums into HealthDesk OnLine. The Company anticipates that these features will provide consumers with an opportunity to discuss healthcare issues with other consumers and healthcare experts.

       Medical Device Integration. The Company may also seek to develop features which will facilitate the input of data from medical devices, such as blood pressure cuffs, blood glucose monitors and peak flow meters, directly into HealthDesk OnLine which data may be monitored by healthcare providers. Any such feature may require the Company and/or the medical device manufacturer to obtain pre-marketing regulator approvals. See "Government Regulation."

       Call Center. In the future, the Company may evaluate the feasibility of offering call center services which would allow consumers to speak with a nurse or other medical practitioner by phone. The Company believes that a call center capability would enhance patient compliance with disease management programs. In the event that the Company seeks to develop such capability, it will become subject to increased government regulation. See "Government Regulation."

       In addition, the Company intends to develop specific disease management modules designed to monitor chronic conditions. The Company believes that specific disease management modules may increase compliance with treatment programs designed to address the lifestyle of chronically-ill patients. In January 1997, the Company and MIIX entered into an agreement pursuant to which the Company will design, develop and test a software module for diabetes patients. The agreement provides for MIIX to fund up to $500,000 of the cost of developing such module, subject to mutually agreed milestones, including target dates and acceptance criteria. In July 1997, the Company completed the first version release of the product for HealthDesk OnLine for Diabetes which was delivered to MIIX for evaluation. The agreement also requires that the Company grant to MIIX a right of first refusal to fund the development of other modules.

       The markets for the Company's products are characterized by rapidly changing technology and evolving industry standards, often resulting in product obsolescence or short product life cycles. Accordingly, the ability of the Company to compete will be dependent on the Company's ability to complete development and introduce HealthDesk OnLine into the marketplace in a timely manner, to continually enhance and improve its software and to successfully develop and market new products. There can be no assurance that competitors will not develop technologies or products that render the Company's products obsolete or less marketable or that the Company will be able to successfully enhance its products or develop new products.

Market Testing

       In July 1996, the Company commenced preliminary market testing of HealthDesk OnLine pursuant to a license agreement with Blue Cross Blue Shield of Massachusetts ("BCMA"). The Company agreed to grant to BCMA a limited, non-exclusive, non-transferable license to use the HealthDesk trademark and to distribute HealthDesk OnLine to its members, subscribers and insurers. The Company also agreed that until the end of 1997 it will not grant a license to any health maintenance organization which includes rights to distribute HealthDesk OnLine to members in Massachusetts.

       The agreements with BCMA and BCI require each to pay development fees in the event they require modifications to HealthDesk OnLine. The agreements also provide for the payment of member maintenance fees; installation fees; transaction fees; and online service fees. The Company has waived payment of a master license fee in connection with each agreement. The Company's agreement with BCMA, originally scheduled to terminate on April 1, 1997, has been extended to November 1997. Under the agreement, BCMA has the option to include in the pilot the diabetes disease state module and the upgraded general health module. The Company's agreement with BCI expired in March 1997. The Company is engaged in discussions with BCI regarding extending the pilot.

       The Company currently proposes to conduct market testing of HealthDesk OnLine with BCMA and BCI and other potential sponsoring organizations. The Company's success may be highly dependent upon the results of market testing and there can be no assurance that such tests will be successful. If such tests are not successful, the Company will be required to attempt to enhance or modify HealthDesk OnLine so that it will meet with sponsoring organization and consumer acceptance. There can be no assurance that the Company will be able to modify HealthDesk OnLine so that positive test results can be demonstrated. Even if test results are positive, there can be no assurance that sponsoring organizations will be sufficiently encouraged by the results to commit to use HealthDesk OnLine on a non-market test basis. They may elect to utilize other products, services or technologies which they believe to be more efficient or have other cost advantages over the Company's system. In addition, there can be no assurance that positive test results will translate into consumer acceptance over a longer period of time or that sponsoring organizations or consumers will be satisfied with operational results. In 1994, Kaiser and Quantum conducted limited consumer acceptance testing activities with respect to the Company's initial product and a specific disease software module. While the Company believes that the results of such testing were positive, the Company does not have any further arrangements with either Kaiser or Quantum to test such products.

Potential Markets and Marketing

       The Company initially intends to offer HealthDesk OnLine with no or a reduced license fee to potential sponsoring organizations willing to participate in market testing in order to closely monitor performance and provide support for the users of such product. Such activities are expected to allow the Company to adapt and revise its proposed products in light of market needs and user feedback, to develop pricing strategies relative to cost structure, and to test new products and features to correct software or product defects which may arise. Thereafter, although the Company will seek to develop and commercialize specific disease management modules, the Company's primary marketing strategy is to license HealthDesk OnLine to sponsoring organizations (including pharmaceutical companies, managed care organizations, disease management companies, employers and affinity groups) with access to significant numbers of potential subscribers. The Company believes that the addition of HealthDesk OnLine to the products and services of sponsoring organizations could enhance the competitive position of such organizations by differentiating such organizations' products and services from those of competitors.

       The Company intends to focus its efforts on healthcare organizations primarily responsible for bearing the financial risk of patients with chronic disease. The Company's agreement with MIIX requires that the Company pay royalties to MIIX ranging from 3% to 10% of revenues derived from the sale or license of a software module designed for diabetes patients.

       The Company is currently evaluating various other commercialization strategies, including the license of HealthDesk OnLine to manufacturers of medical devices, pursuant to arrangements by which such manufacturers would bundle HealthDesk Online with their products. The Company does not have any specific plans or arrangements with respect to such products and any such arrangements could require the Company and/or a medical device manufacturer to obtain pre-marketing regulatory approvals. See "Government Regulation."

       The Company may also seek to establish strategic relationships with third parties relating to product development and marketing. In May 1996, the Company entered into cross-license agreements with Patient Infosystems Inc. ("PATI"), formerly know as Disease State Management, Inc., a company engaged in providing healthcare information systems designed to improve patient compliance. Pursuant to such agreements, the Company granted to PATI a non-exclusive right to market HealthDesk OnLine and PATI granted to the Company a non-exclusive right to market PATI's advanced voice recognition telephone system capabilities. The Company believes that such arrangement will permit the Company to offer its services to patients who do not have access to personal computers.

       Under the PATI agreements, each party agreed to seek cost estimates (which would be based on direct costs incurred) in developing modifications necessary to deliver specific services requested by potential customers. Operational fees would be based on certain assumptions contained in the agreements (subject to the parties' standard terms and conditions). The agreements have an initial term of six months and automatically renew for successive terms unless either party gives 30 days' written notice prior to the termination of any renewal term. The agreements provide for each party to pay an initial license fee of $25,000 and $25,000 for each renewal term. John Pappajohn, a principal shareholder of the Company, is a principal shareholder and director of PATI. Edgewater, a principal shareholder of the Company, is also a principal shareholder of PATI. PATI may be a competitor of the Company. See "Note 9 to Financial Statements" and "Certain Transactions."

       The Company's prospects will be substantially affected by its ability to successfully develop and maintain relationships with key sponsoring organizations, which will promote their services using HealthDesk OnLine and, at the same time attract significant numbers of subscribers. The Company's revenues from third-party marketing arrangements are generally expected to be lower than if the Company sold its products directly to end-users, although the Company would not incur the expense of creating a distribution network and would anticipate a greater volume of end-user sales. To the extent that the Company is ultimately able to enter into satisfactory third-party marketing arrangements, the Company will be largely dependent on the efforts of such third parties. In the case of any such arrangements, the Company's products will require adaptation for specific customers, which could delay product commercialization. In addition, the Company will be dependent on the marketing efforts of third parties and on the marketability and sales of their products. There can be no assurance that the Company will be able to enter into third-party marketing arrangements, that it will be able to adapt its products for specific customers on a timely basis, or at all, or that the Company will realize substantial revenues from any such arrangements.

       The Company's executive officers and marketing staff of eight persons are currently responsible for substantially all of the Company's marketing efforts. Because of the nature of the Company's business, the Company's executive officers are expected to continue to devote significant time to develop personal relationships with senior contacts at sponsoring organizations. The Company's ability to market HealthDesk OnLine may be limited by the number of marketing personnel and will be largely dependent upon the efforts of such individuals. HealthDesk, the Company's initial product, is currently marketed directly to consumers pursuant to agreements with two independent sales representatives. The Company does not expect future revenues derived from such product to be meaningful.

       The Company's marketing strategy and preliminary and future marketing plans may be unsuccessful and are subject to change as a result of a number of factors, including progress or delays in the Company's marketing efforts, changes in market conditions (including the emergence of potentially significant related market segments for applications of the Company's technology), the nature of possible license and distribution arrangements which may become available to it in the future and economic, political, regulatory and competitive factors. There can be no assurance that the Company's strategy will result in successful product commercialization.

Competition

       The markets that the Company intends to enter are characterized by intense competition and an increasing number of new market entrants who have developed or are developing potentially competitive products. The Company will face competition from numerous sources, including prospective customers which may develop and market their own competitive products and services, health information system vendors, software companies and online and Internet service providers. The Company believes that competition will be based primarily on ease of use, features (including communications capabilities and content) and price. The Company believes that the combination of desktop and online functionality of HealthDesk OnLine may provide the Company with a competitive advantage.

       In addition, certain companies have developed or may be expected to develop technologies or products in related market segments which could compete with certain technologies or products being developed by the Company. The Company expects that companies which have developed or are developing such technologies or products, as well as other companies (including established and newly formed companies) may attempt to develop products directly competitive with HealthDesk OnLine. In particular, several companies, including Healtheon,

IBM Global Health Village, Med Access Corporation, CareSoft, Inc., Access Health, Inc., America's Housecalls Network and Softwatch, have announced plans to develop and commercialize competitive product and service offerings. Among other things, these products and services include the use of the Internet for electronic communication between health plans and consumers regarding plan matters, World Wide Web sites with information regarding healthcare related matters and other Internet based products which are to offer health related information. Certain of such competitors have substantially greater financial, technical, marketing, distribution, personnel and other resources than the Company, permitting such companies to implement extensive marketing campaigns, both generally and in response to efforts by additional competitors to enter into new markets and market new products and services.

       Healtheon has announced that it has entered into an agreement with BCMA relating primarily to the electronic exchange of health plan benefit information between consumers and health plans. There can be no assurance that Healtheon's relationship with BCMA will not adversely affect the Company's ability to successfully market HealthDesk OnLine to BCMA or that the Company will be able to compete successfully.

Infrastructure, Operations and Technology

       The Company intends to make HealthDesk OnLine available to users through a set of network servers housed in Berkeley, California. The Company anticipates that access to the service will be provided on a 24 hour a day, seven days a week basis through various communications line providers.

       The Company's operations will depend upon the capacity, reliability and security of its system infrastructure. The Company currently has limited system capacity and will be required to continually expand its system infrastructure to accommodate significant numbers of users and increasing amounts of information they may wish to access. Expansion of the Company's system infrastructure will require substantial financial, operational and management resources. In addition, the Company will be dependent upon Web browsers and third-party Internet and online service providers for access to the Company's services, hardware suppliers for prompt delivery, installation and service of computer equipment used to deliver the Company's services and online content providers to provide current healthcare information for use by consumers.

       The Company has entered into an Online Vendor License Agreement with Information Access Company ("IAC") for online access to an electronic database of proprietary content. The IAC database is currently the principal source of content available on the Company's private Website and includes a wide range of consumer-oriented health publications, medical journals, articles, pamphlets and reference books. The non-exclusive, worldwide, royalty-bearing license requires the Company to include IAC's standard terms and conditions in the Company's standard subscriber terms and conditions, and display certain IAC legends and copyright notices. Either party may terminate the agreement with ninety days' notice after completion of a nine-month beta test period, which test expired in May 1997. Thereafter, the agreement continues for a three-year period and may be terminated by either party with ninety days' notice.

       The Company has entered into a Content License Agreement with Healthwise, Inc. ("Healthwise"), a publisher of self care health information for consumers. The agreement provides a non-exclusive, worldwide, license to the Company for the use of certain content published by Healthwise, including the Healthwise Handbook and Pathways. The agreement continues indefinitely and is terminable for cause upon two weeks' advance notice and without cause upon six months' advance notice. In addition, the Company has entered into a Software License Agreement with Healthwise for the use of Healthwise's KnowledgeBase Symptom Manager and Health and Disease Manager software in the Company's products. Such software is designed to allow the Company's customers to triage their symptoms and locate information on specific disease states. The agreement provides for a non-exclusive, worldwide, royalty-bearing license. The agreement has renewable one-year terms, unless terminated by either party upon ninety-days' advance notice prior to expiration of the then current term.

       The Company has entered into a Subscription License Agreement with Verity, Inc. ("Verity") for the use in the Company's on-line products of certain information indexing and retrieval software. The search engine feature is used to locate content on the IAC database through the Company's development of search queries. The agreement provides for a non-exclusive, worldwide, royalty-bearing license. The agreement expired in May 1997.

       The Company believes that if any of such licenses are terminated, that there are multiple other sources from which the Company will be able to license appropriate content or similar technology.

Potential Liability and Insurance

       In recent years, participants in the healthcare industry have been subject to an increasing number of lawsuits alleging malpractice, product liability and related legal theories, many of which involve large claims and significant defense costs. Due to the nature of its business, the Company could become involved in litigation regarding the healthcare information transmitted over its system with the risk of adverse publicity, significant defense costs and substantial damage awards. The Company has adopted policies and procedures intended to reduce the risk of claims, which include the provision of disclaimers in connection with its services. The Company does not maintain malpractice liability insurance.

       In addition, because healthcare information and materials may be downloaded and may be subsequently distributed to others, there is a potential that claims will be made against the Company for defamation, negligence, copyright or trademark infringement or other theories based on the nature and content of such materials. The Company also could be exposed to liability in connection with the selection of materials that may be accessible over its system. Claims could be made against the Company if material deemed inappropriate for viewing by children could be accessed. The Company carries an umbrella insurance policy with a limit of $4 million in the aggregate, general liability insurance with a limitation of $2 million in the aggregate and $1 million per occurrence and errors and omissions insurance with a limitation of $1 million in the aggregate. Nevertheless, the Company's insurance may not cover potential claims of this type or may not be adequate to cover liability that may be imposed or related defense costs. There can be no assurance that the Company will not face claims resulting in substantial liability for which the Company is partially or completely uninsured. Any partially or completely uninsured claim against the Company, if successful and of sufficient magnitude, would have a material adverse effect on the Company.

Government Regulation

       The healthcare industry is subject to extensive, stringent and frequently changing federal and state regulation which is interpreted and enforced by regulatory authorities with broad discretion. Among other things, these regulations govern the provision of healthcare services and the marketing of medical devices. These regulations generally predate the development of products and services such as those offered by the Company and the application and enforcement of such regulations to the Company and its products services is uncertain. However, certain of the statutes governing the provision of healthcare services could be construed by regulatory authorities to apply to the Company's proposed business activities. There can be no assurance that regulatory authorities do not or will not deem the Company's business activities to constitute the unlicensed practice of medicine.

       Furthermore, in the event the Company develops features which facilitate the input of data from medical devices directly into HealthDesk OnLine, it is possible that the Federal Food and Drug Administration could require the Company and/or an equipment manufacturer to obtain pre-marketing clearance with respect to any such product. The process of obtaining and maintaining required regulatory approval can be lengthy, expensive and uncertain. Even if regulatory approvals are obtained, a marketed product and its manufacturer are subject to continuing regulatory review, and discovery of previously unknown problems could result in restrictions on such product or manufacturer, including withdrawal of the product from the market. Amendments to or interpretation and enforcement of existing statutes or regulations, the adoption of new statutes or regulations or the development of new enhancements and features to HealthDesk OnLine could subject the Company to increased regulation and require the Company to alter methods of operation at costs which could be substantial. Failure to comply with applicable laws and regulations could subject the Company to civil remedies, including substantial fines, penalties and injunctions, as well as possible criminal sanctions.

       Although there are currently few laws or regulations directly applicable to access to or commerce on the Internet, due to the increasing popularity and use of the Internet, it is possible that laws and regulations may be adopted with respect to the Internet, covering issues such as user privacy, pricing and characteristics and quality of products and services. The Telecommunications Reform Act of 1996, which was recently enacted, imposes criminal penalties on anyone who distributes obscene, lascivious or indecent communications on the

Internet. Although the enforcement of such statute has been enjoined and is currently subject to challenge in the courts, the adoption of any such laws or regulations may limit the growth of the Internet, which could in turn decrease the demand for the Company's products and services and increase the Company's cost of doing business. Inasmuch as the applicability to the Internet of existing laws governing issues such as property ownership, libel and personal privacy is uncertain, any such new legislation or regulation or the application of existing laws and regulations to the Internet could have an adverse effect on the Company's proposed business and prospects.

Proprietary Information and Trademarks

       The Company does not hold any patents or registered copyrights. The Company regards certain computer software it has developed for HealthDesk OnLine as proprietary and attempts to protect it with copyrights, trade secret laws, proprietary rights agreements and internal nondisclosure agreements and safeguards. However, such methods may not afford complete protection and there can be no assurance that others will not independently develop know-how or obtain access to the Company's know-how or software codes, concepts, ideas and documentation. Furthermore, there can be no assurance that nondisclosure agreements with the Company's employees will adequately protect the Company's trade secrets. Although the Company believes that its proposed products do not and will not infringe patents or violate proprietary rights of others, it is possible that infringement of existing or future patents or proprietary rights of others have occurred or may occur. In the event the Company's proposed products infringe patents or proprietary rights of others, the Company may be required to modify the design of its proposed products or obtain a license. There can be no assurance that the Company will be able to do so in a timely manner, upon acceptable terms and conditions, or at all. The failure to do any of the foregoing could have a material adverse effect upon the Company. In addition, there can be no assurance that the Company will have the financial or other resources necessary to enforce or defend a patent infringement action and the Company could, under certain circumstances, become liable for damages, which also could have a material adverse effect on the Company.

       The Company currently holds a United States trademark registration for the "HealthDesk" name and related logo. The Company is not aware of any claims or infringement or other challenges to the Company's rights to use this mark.

Employees

       As of May 31, 1997, the Company had twenty nine (29) full time employees, of which four were executive officers, twelve were engaged in product development, eight were engaged in marketing and five were engaged in administrative activities. The Company's employees are not represented by a collective bargaining unit. The Company believes that its relations with its employees are good.

Facilities

       The Company's facilities are located in 5,701 square feet of leased office space in Berkeley, California. The lease expires in January 1999 and provides for an annual rental of $108,564.

       The Company's operations will be dependent on the Company's ability to protect its computer equipment against damage from fire, earthquakes, power loss, telecommunications failures and similar events. The Company does not presently have redundant, multiple site capacity in the event of any such occurrence. Notwithstanding the implementation of system security measures by the Company, its servers will also be vulnerable to computer viruses, break-ins and similar disruptions from unauthorized tampering with the Company's computer systems. Computer viruses or problems caused by third parties could lead to material interruptions, delays or cessation in service to consumers.

Legal Proceedings

       The Company is subject to a complaint filed by a former employee with the California Department of Fair Employment & Housing and a second by a former consultant. The first claim alleges wrongful termination as a result of alleged denial of reasonable accommodation for a wrist and neck injury. The second complaint alleges that a former consultant is entitled to compensation associated with accelerated vesting of stock options.

The Company intends to defend these matters vigorously. There can be no assurance, however, that such matters will be resolved in a manner favorable to the Company.

                                   MANAGEMENT

Directors and Executive Officers

       The directors and executive officers of the Company are as follows:

Name                         Age                     Position
----                         ---                     --------
Peter O'Donnell              48                      President, Chief Executive Officer and Chairman of the Board
Dr. Molly J. Coye            50                      Executive Vice President for Strategic Development
Gerald W. Zieg               46                      Senior Vice President of Sales
Timothy S. Yamauchi          36                      Chief Financial Officer, Secretary and Treasurer
John Pappajohn               68                      Director
James A. Gordon              46                      Director
Dr. Joseph Rudick, Jr.       40                      Director
David Sengpiel               45                      Director
Dr. Edward C. Geehr          47                      Director

       Peter O'Donnell has been President, Chief Executive Officer and Chairman of the Board of the Company since September 1995. From May 1995 to August 1995 Mr. O'Donnell was a consultant to the Company. From February 1993 to April 1995, Mr. O'Donnell was Executive Vice President of Sales and Marketing at the Partnership Group, a company which provides consulting services to employees regarding child and elder care matters. From October 1991 to February 1993, Mr. O'Donnell was Executive Vice President of Sales and Marketing for Wellmark Inc., a healthcare company offering electronic data interchange services that allow hospitals and other healthcare providers to transmit files electronically to payers. Mr. O'Donnell received an M.A. degree in government in 1972 from Rutgers University and a B.A. degree in psychology in 1971 from Pennsylvania State University.

       Dr. Molly J. Coye has been Executive Vice President for Strategic Development of the Company since June 1996. Dr. Coye served as Senior Vice President of the Good Samaritan Health System, a non-profit, integrated health care system form September 1993 to January 1996. From June 1991 to September 1993, Dr. Coye served as Director of the California Department of Health Services. From 1986 to 1990 Dr. Coye was the Commissioner of Health for the State of New Jersey. Dr. Coye received a B.S. degree in political science from the University of California at Berkeley in 1968, an M.A. degree in Asian history from Stanford University in 1972, and an M.D. and an M.P.H. from Johns Hopkins University in 1977. Dr. Coye completed an internship in Family Medicine at San Francisco General Hospital and a residency in Preventative Medicine at the Robert Wood Johnson Foundation Clinical Scholars Program at the University of California at San Francisco.

       Gerald W. Zieg has been Senior Vice President of Sales of the Company since December 1996. Mr. Zieg was Senior Vice President of Business Development of Ambulatory Pharmaceutical Services of America, Inc., a home health care company, from April 1996 to November 1996. From 1991 until April 1996, Mr. Zieg was Director of Marketing, Infusion/Chronic Homecare Program for Apria Healthcare Incorporated, a medical services company. Mr. Zieg received a B.S. in Pharmacy from the University of Michigan in 1973 and a M.S. in Pharmacy from Wayne State University in 1979.

       Timothy S. Yamauchi has been Chief Financial Officer, Secretary and Treasurer of the Company since September 1995. From May 1994 to June 1995, Mr. Yamauchi served as Chief Financial Officer of Innofusion Corporation, a private home healthcare company. From May 1991 to May 1994, Mr. Yamauchi was employed by Total Pharmaceutical Care Inc., a public healthcare service company, as Treasurer and Director of Planning and Analysis. Mr. Yamauchi received a B.S. degree in Accounting from California State University, Los Angeles in 1983, an M.B.A. from Harvard Graduate School of Business Administration in 1991 and is a Certified Public Accountant.

       John Pappajohn has been a director of the Company since 1993. Mr. Pappajohn also serves as a director of the following companies: CareGroup, Inc.; Core, Inc.; Drug Screening Systems, Inc.; Fuisz Technologies Ltd.; GalaGen, Inc.; OncorMed Inc.; PACE Health Management Systems, Inc.; and,

Patient Infosystems, Inc. Mr. Pappajohn has been the sole owner of Pappajohn Capital Resources, a venture capital firm, and has served as President of Equity Dynamics, Inc., a financial consulting firm, since 1969. Mr. Pappajohn received a B.S.C. degree from the University of Iowa in 1952.

       James A. Gordon has been director of the Company since September 1996. Mr. Gordon is the President of the General Partner of Edgewater II Management, L.P., a venture capital management firm. Mr. Gordon is also the General Partner of Edgewater Private Equity Fund II, L.P., a venture capital firm. Mr. Gordon also serves as a director of the following companies: IMNET Systems, Inc.; Advanced Photonix, Inc.; Dac Vision; Pride Industries; Microware Systems; Pangea, Inc.; Ultimo, Ltd.; and Cellular World Corp. Mr. Gordon has been President of Gordon Management, an investment management company, since February 1992. Mr. Gordon received a B.A. degree summa cum laude from Northwestern University.

       Dr. Joseph Rudick, Jr., a founder of the Company, has been a director of the Company since August 1992. Dr. Rudick has been employed as a physician with Associate Ophthalmologist, P.C. since 1988. Dr. Rudick has also served as Vice President of Castle Group/Paramount Capital, a venture capital firm, since 1993. Dr. Rudick currently serves as a director of Headland Technologies, Optex Ophthalmics and Channel Pharmaceuticals. Dr. Rudick received a B.A. from Williams College in 1978 and an M.D. from University of Pennsylvania in 1983.

       David Sengpiel has been a director of the Company since September 1995. Mr. Sengpiel also serves as a director of both Image Guided Technologies and CVE, Inc., and as a Vice President of Equity Dynamics, a venture capital firm since March 1995. From January 1993 to March 1995, Mr. Sengpiel was employed as an Alternative Investment Manager with Farm Bureau Insurance, a life insurance company. From August 1990 to January 1993, Mr. Sengpiel served as President of Vantage Cable International, a telecommunications company.

       Edward C. Geehr, M.D. has been a director of the Company since November 1996. Dr. Geehr has been principal and director for Metis, L.L.C., a healthcare information technology company since December 1996. From January 1996 to November 1996, Dr. Geehr was Senior Vice President, StrategicDevelopment for UniHealth, a hospital, insurance and medical services company. From February 1995 to November 1996, Dr. Geehr was President of the Health Care Delivery System Division of UniHealth and from 1990 to January 1995, Senior Vice President and Chief Medical Officer. Dr. Geehr received a B.A. degree from Yale University in 1971, a B.M.S. degree from Dartmouth Medical School in 1974 and a M.D. degree from Duke University School of Medicine in 1976.

       Each officer  serves at the  discretion  of the Board of  Directors.
There are no family relationships among any of the directors or officers of the Company.

       The Company has established a Compensation Committee of the Board of Directors which is currently comprised of Messrs. Pappajohn, Sengpiel and Geehr. The Compensation Committee makes recommendations to the Board concerning salaries and incentive compensation for the Company's executive officers and key personnel and administers the Company's Stock Option Plan. The Company has also established an Audit Committee of the Board of Directors which is currently comprised of Messrs. Pappajohn and Gordon.

Executive Compensation

       The following table sets forth certain compensation paid by the Company during the fiscal year ended December 31, 1995 and 1996 to its President and Chief Executive Officer, and the only other executive officer (the "Named Executive Officers") who received compensation in excess of $100,000 for either fiscal year.

                           Summary Compensation Table

                                      Annual Compensation                Long-Term Compensation
                                                                       Other Annual        Options
Name and Principal Position       Year       Salary       Bonus       Compensation(1)    Granted (#)
---------------------------       ----       ------       -----       ---------------    -----------
Peter O'Donnell (2)
President & Chief Executive       1996     $ 161,067    $ 26,667           ----              ----
  Officer..................       1995     $  53,033    $ 13,333        $79,699 (1)        180,000

Timothy S. Yamauchi (3)
Chief Financial Officer,          1996     $ 101,141    $ 20,000           ----              ----
  Secretary and Treasurer..       1995     $  26,258        ----           ----             60,000
-------------
(1)   Represents consulting fees of $63,699 from May to September 1995 and relocation costs.
(2)   Mr. O'Donnell joined the Company in September 1995.
(3)   Mr. Yamauchi joined the Company in September 1995.

                             Options Granted in 1996

       During the year ended December 31, 1996, the Company did not grant any options to purchase the Company's Common Stock to the Named Executive Officers.

       The following table provides the specified information concerning exercise of options to purchase the Company's Common Stock in 1996, and unexercised options held as of December 31, 1996, by the persons named in the Summary Compensation Table:

                       AGGREGATE OPTION EXERCISES IN 1996
                           AND YEAR-END OPTION VALUES

                                                                                                  Value of Unexercised In-
                                                                  Number of Unexercised             the-Money Options at
                                                                Options at 12/31/96 (1)                  12/31/96 (2)
                                Shares                         ----------------------------       ----------------------------
                             Acquired on        Value
           Name                Exercise        Realized         Exercisable Unexercisable         Exercisable Unexercisable

Peter S. O'Donnell                 ----           ----         180,000                ----        $665,963            ----

Timothy S. Yamauchi                ----           ----          60,000                ----        $222,094            ----


----------
(1) Options granted under the Company's 1994 Founder's Stock Option Plan are generally immediately exercisable subject to a repurchase right in favor of the Company which lapses as the option vests over a four year period.

(2) Valuation based on the difference between the option exercise price and the fair market value of the Company's Common Stock on December 31, 1996 (which was $5.00 per share, as determined by the Board of Directors as of December 31, 1996).

Employment Agreements

       The Company has entered into employment agreements with each of Peter O'Donnell, Molly J. Coye and Timothy S. Yamauchi which expire in December 1997 and are automatically renewable for additional one-year terms. The agreements provide for base compensation payable to Mr. O'Donnell, Dr. Coye and Mr. Yamauchi of $163,200, $140,000 and $110,000, respectively, and bonuses to be determined based on annual pre-tax earnings, if any, of the Company. Dr. Coye, who will be entitled to receive base compensation commencing in 1997, received a bonus of $80,000 in February 1997. The agreements also provide for employment on a full-time basis and contain a provision that the employee will not compete or engage in a business competitive with the Company for a period of one year after termination. In the event of termination of the employee's employment by the Company other than for cause (including non-renewal of the agreement) or by reason of death or disability, the Company is obligated to make payments equal to one-half of the then applicable annual base salary plus a pro rata portion of the bonus payable for such year.

       The Company has also entered into a letter agreement with Gerald Zieg pursuant to which Mr. Zieg is entitled to receive an annual salary of $90,000 plus commissions equal to 1% of net revenues, subject to certain exclusions. In the event that Mr. Zieg's employment is terminated by the Company during the first twelve months of employment, he will be entitled to severance pay equal to three months salary.

1994 Stock Option Plan

       The Company's 1994 Founder's Stock Option Plan (the "Option Plan") became effective in June 1994 and was amended most recently in March 1996. The purpose of the Option Plan is to attract and retain qualified personnel, to provide additional incentives to employees, officers and consultants of the Company and to promote the success of the Company's business. A reserve of 950,000 shares of the Company's Common Stock has been established for issuance under the Option Plan. The Option Plan is administered by the Compensation Committee of the Board of Directors (the "Committee"). Subject to the Option Plan, the Committee has complete discretion to determine which eligible individuals are to receive option grants, the number of shares subject to each such grant, the status of any granted option as either an incentive stock option or a non-statutory option, the vesting schedule to be in effect for the option grant and the maximum term for which any granted option is to remain outstanding.

       Each option granted under the Option Plan has a maximum term of ten years, subject to earlier termination following the optionee's cessation of serve with the Company. Options are generally immediately exercisable subject to a right of repurchase in favor of the Company at the original exercise price which expires over a four-year vesting period. The exercise price of incentive stock options and non-statutory stock options granted under the Option Plan must be at least 100% and 85% of the fair market value of the stock subject to the option on the date of grant, respectively or 110% with respect to holders of more than 10% of the voting power of the Company's outstanding stock. The Committee determines the fair market value of the stock. The purchase price is payable immediately upon the exercise of the option. Such payment may be made in cash, or at the discretion of the Committee, in outstanding shares of Common Stock held by the participant, through a full recourse promissory note payable in installments over a period of years or any combination of the foregoing.

       The Board of Directors may amend or modify the Option Plan at any time, provided that no such amendment or modification may adversely affect the rights and obligations of the participants with respect to their outstanding options or unvested shares without their consent. In addition, no amendment of the Option Plan may, without the approval of the Company's shareholders, (i) materially modify the class of individuals eligible for participation, (ii) increase the number of shares available for issuance, except in the event of certain changes to the Company's capital structure, (iii) materially increase the benefits accruing to Optionees under the Option Plan, or (iv) extend the term of the Option Plan. The Option Plan will terminate in June 2004, unless terminated earlier by the Board.

       As of May 31, 1997, there are options to purchase an aggregate of 802,588 shares outstanding under the Plan with an average exercise price of $2.70. Peter O'Donnell holds 180,000 outstanding options 135,324 of which were granted at an exercise price of $1.04 per share and 44,676 of which were granted at an exercise price of $2.08 per share. Joseph Rudick holds 24,000 options, 12,000 of which were granted at an exercise price of $1.04 per share, and 12,000 of which were granted at an exercise price of $1.67 per share. Molly Coye holds 132,000 outstanding options, 96,000 of which were granted at an exercise price of $3.33 per share and 36,000 of which were granted at $5.00 per share. Timothy Yamauchi holds 60,000 outstanding options, 45,210 of which were granted at an exercise price of $1.04 per share, and 14,790 of which were granted at an exercise price of $2.08 per share. Gerald Zieg holds 60,000 outstanding options, 50,000 of which were granted at a repricing exercise price of $3.13 per share and $10,000 of which were granted at an exercise price of $3.28 per share.

       All options are immediately exercisable subject to repurchase rights in favor of the Company based upon the following vesting schedule: the optionee shall acquire a vested interest in, and the Company's repurchase rights will accordingly lapse with respect to, (i) twenty-five percent (25%) of the option shares upon completion of one year of service (as a director or employee, as the case may be) measured from the respective vesting commencement date, and (ii) the balance of the option shares in equal successive monthly installments upon completion of each of the next thirty-six (36) months of service measured from and after the first anniversary of such vesting commencement date.

Other Benefit Plans

       The Company maintains a 401(k) savings plan and a Section 125 medical and dental savings plan.

Limitation of Liability and Indemnification Matters

       The Company's Restated Articles of Incorporation (the "Articles") limit the liability of directors to the maximum extent permitted by California law. The Articles authorize the Company to indemnify agents of the Company in excess of the indemnification otherwise permitted by Section 317 of the California General Corporation Law, subject only to applicable limits set forth in Section 204 of the California General Corporation Law with respect to actions for breach of duty to the corporation and its shareholders.

       The Company's Bylaws provide that the Company shall indemnify its directors, officers, employees and other agents to the fullest extent permitted by law. The Company believes that indemnification under its Bylaws covers at least negligence and gross negligence on the part of indemnified parties. The Company's Bylaws also permit it to secure insurance on behalf of any officer, director, employee or the other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Bylaws would permit indemnification.

       The Company has entered into agreements to indemnify its directors and executive officers. These agreements, among other things, indemnify the Company's directors and executive officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Company, arising out of such person's services as a director or executive officer of the Company or any other company or enterprise to which the person provides services at the request of the Company. The Company believes that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

       At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of the Company where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

                             PRINCIPAL SHAREHOLDERS

       The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of June 30, 1997, and as adjusted to reflect the exercise of the Warrants by: (i) each person or group of affiliated persons who is known by the Company to own beneficially 5% or more of the Company's Common Stock, (ii) each of the Company's directors and the Named Executive Officers, and (iii) all directors and executive officers as a group. Except as otherwise noted, the persons or entities in this table have sole voting and investment power with respect to all the shares of Common Stock beneficially owned by them.

                                                                             Percentage Ownership of All Common
                                                                                    Stock Outstanding (1)
                                                                             -----------------------------------
                                                                                                     After
Name and Address of                              Amount and Nature of         Before Exercise     Exercise of
Beneficial Owner (2)                           Beneficial Ownership (3)         of Warrants       Warrants (4)
--------------------                           ------------------------       ---------------     ------------
Peter S. O'Donnell (5)..................                  180,000                   2.9%               2.2%

John Pappajohn (6)......................                1,115,000                  18.0               13.7

Edgewater Private Equity Fund II, L.P
666 Grand Avenue, Suite 200
Des Moines, Iowa 50309..................                1,011,000                  16.3               12.4

James Gordon (7)........................                1,011,000                  16.3               12.4

Dr. Joseph Rudick
150 Broadway
New York, New York 10038 (8)............                  219,000                   3.5                2.7

David Sengpiel (9)......................                   15,000                    .2                 .2

Dr. Edward C. Geehr (10)................                   20,000                    .3                 .2
Timothy S. Yamauchi (11)                                   60,000                   1.0                 .7
All officers and directors as a group
(nine persons) (12).....................                2,812,000                  45.4               34.5
--------------

(1) Assumes no sales of shares of the Company's Common Stock by the Selling Shareholders.
(2) Except as other wise indicated, the address for each beneficial owner identified is c/o HealthDesk Corporation, 2560 Ninth Street, Suite 220, Berkeley, California 94710.
(3) Unless otherwise indicated, the Company believes that all persons and entities named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. A person is deemed to be the beneficial owner of shares of Common Stock that can be acquired by such person within 60 days from the date of this Prospectus upon the exercise of options or convertible securities. Each beneficial owner's percentage ownership is determined by assuming that convertible securities and options that are held by such person (but not those held by any other person) and which are exercisable within such period have been exercised.
(4)    Assumes no exercise of the Underwriter's Warrants.
(5)    Represents immediately exercisable options to purchase 180,000 shares.
(6) Includes immediately exercisable options to purchase 10,000 shares. Excludes 10,000 shares owned by Ann Pappajohn, Mr. Pappajohn' daughter. Mr.Pappajohn disclaims beneficial ownership of such shares.
(7) Includes 901,000 shares of Common Stock held by Edgewater Private Equit Fund II, L.P. Mr. Gordon may be deemed to be the beneficial owner of such shares. Excludes 30,000 shares of Common Stock held by Laura Gordon 1985 Trust over which Mr. Gordon has voting power but no pecuniary interest. Mr.Gordon disclaims beneficial ownership of such 30,000 shares.
(8)    Includes immediately exercisable options to purchase 24,000 shares.
(9)    Includes immediately exercisable options to purchase 15,000 shares.
(10)   Includes immediately exercisable options to purchase 20,000 shares.
(11)   Includes immediately exercisable options to purchase 60,000 shares.
(12)   Includes immediately exercisable option to purchase 491,000 shares.

                              CERTAIN TRANSACTIONS

   During the last two fiscal years, the Company had the following transactio with certain of its officers, directors and holders of 5% of the outstanding shares the Company, as described below.

   In August 1995, Mr. Pappajohn and Edgewater Private Equity Fund II, L.P. ("Edgewater") purchased an aggregate of 636,000 shares of Common Stock from David Hehman, the former Chief Executive Officer of the Company, and certain of his family members, for an aggregate consideration of $662,500. James Gordon, a director of the Company, is president of the General Partner of Edgewater. In connection with such transaction, Mr. Hehman and such family members entered into a severance agreement with the Company which provided for their respective resignations as officers, directors and employees of the Company, their agreement not to compete for one year with the Company and the termination of options to purchase an aggregate of 198,000 shares of Common Stock. Pursuant to such severance agreement, the Company paid such individuals an aggregate of $50,000. In addition, in consideration of $5,000, Spartina Corporation, a company controlled by Mr. Hehman, assigned to the Company all of its right, title and interest in and to certain software development tools previously licensed by the Company from Spartina Corporation pursuant to a non-exclusive license agreement entered into in April 1993. In connection with such transaction, Mr. Pappajohn and Edgewater were granted registration rights with respect to all of such shares.

   In August 1995, the Company granted to Mr. Pappajohn options to purchase 96,000 shares of Common Stock at an exercise price of $1.04 per share. Such options were exercised in December 1995. In September 1996, the Company granted Mr. Pappajohn and Mr. Sengpiel, a director of the Company, options to purchase 10,000 and 15,000 shares of Common Stock, respectively, at an exercise price of $5.00 per share.

   During the period from June through September 1995, the Company borrowed an aggregate of $800,000 from Mr. Pappajohn and Edgewater, evidenced by convertible promissory notes bearing interest at the rate of 6% per annum. The principal of the notes were converted into an aggregate of 768,000 shares of Common Stock in September 1995.

   In December 1995, Mr. Pappajohn and Edgewater, purchase 69,000 and 129,000 shares of the Company's Series A Preferred Stock for an aggregate purchase price of approximately $144,000 and $268,000 respectively.

   In May 1996, the Company and Patient Infosystems Inc. ("PATI") entered into cross-license agreements in connection with possible product development and marketing arrangements. Pursuant to such agreements, each party paid the other an initial license fee of $25,000. Similar fees are payable upon any renewal of such agreements. Mr. Pappajohn is a principal shareholder and a director of PATI. Edgewater is also a principal shareholder of PATI.

   In July and August 1996, the Company borrowed an aggregate of $500,000 from Mr. Pappajohn and Edgewater. Such indebtedness bears interest at the rate of 8% per annum. The principal of such notes converted into approximately 100,000 shares of Common Stock in January 1997 in connection with the Company's IPO.

   Mr. Pappajohn and Edgewater each purchased $100,000 of Units consisting of 20,000 shares of Common Stock at an attributed price of $2.25 per share and a 9% non-negotiable promissory note in the principal amount of $100,000 in connection with the Bridge Financing in October 1996. The Company used a portion of the proceeds from its IPO to repay the entire principal amount of and accrued interest on such notes.

   The Company believes that all of the foregoing transactions and arrangements were fair and reasonable to the Company and were on terms no less favorable than could have been obtained form unaffiliated third parties. There can be no assurance, however, that future transactions or arrangements between the Company and its affiliates will continue to be advantageous to the Company, that conflicts of interest will not arise with respect thereto, or that if conflicts do arise, they will be resolved in a manner favorable to the Company. Any such future transactions will be on terms no less favorable to the Company than could be obtained from unaffiliated parties and will be approved by a majority of the independent and disinterested members of the Board of Directors, outside the presence of any interested directors and, to the extent deemed appropriate by the Board of Directors, the Company will obtain shareholder approval or fairness opinions in connection with any such transactions.

                            DESCRIPTION OF SECURITIES

       The Company's authorized capital stock consists of 17,000,000 shares of Common Stock, 5,392,845 of which are outstanding, and 1,800,000 shares of Preferred Stock, none of which are outstanding. The following description of the capital stock of the Company and certain provisions of the Company's Restated Articles of Incorporation ("Restated Articles") and Bylaws is a summary and is qualified in its entirety by the provisions of the Restated Articles and Bylaws, copies of which have been previously filed.

  Common Stock

       The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of the shareholders, including the election of directors, and, subject to preferences that may be applicable to any Preferred Stock outstanding at the time, are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefore. See "Dividend Policy." In the event of liquidation or dissolution of the Company, the holders of Common Stock are entitled to receive all assets available for distribution to the shareholders, subject to any preferential rights of any preferred stock then outstanding. The holders of Common Stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to the Commons Stock. All outstanding shares of Common Stock are, and the shares offered hereby upon issuance and sale will be, fully paid and non-assessable. The rights, preferences and privileges of the holders of Common Stock are subject to, and may be adversely affected by the rights of the holders of any shares of preferred stock which the Company may designate and issue in the future.

       The Company's shareholders currently may cumulate their votes for the election of directors so long as at least one shareholder has given notice at the meeting of shareholders prior to the voting of that shareholder's desire to cumulate his or her votes. Cumulative voting may be eliminated by amendment to the Restated Articles or the Company's Bylaws if (i) the Company's shares of Common Stock are listed on the Nasdaq National Market and the Company has at least 800 holders of its equity securities as of the record date of the Company's most recent annual meeting of shareholders or (ii) the Company's shares of Common Stock are listed on the New York Stock Exchange or the American Stock Exchange.

  Preferred Stock

       The Company is authorized to issue 1,800,000 shares of preferred stock, which shares may be issued from time to time in one or more series upon authorization by the Company's Board of Directors. The Board of Directors, without further approval of the shareholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences, privileges and restrictions applicable to each series of preferred stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could, among other things, adversely affect the voting power of the holders of Common Stock and, under certain circumstances, make it more difficult for a third party to gain control of the Company, discourage bids for the Company's Common Stock at a premium or otherwise adversely affect the market price of the Common Stock. The Company has no current plans to issue any preferred stock.

  Redeemable Warrants

       Each Warrant entitles the registered holder thereof to purchase one share of Common Stock, at a price of $5.00, subject to adjustment in certain circumstances, at any time until January 16, 2002.

       The Warrants are redeemable by the Company, upon the consent of Whale, at any time, upon notice of not less than 30 days, at a price of $.10 per Warrant, provided that the closing bid price of the Common Stock on all 30 of the trading days ending on the third day prior to the day on which the Company gives notice has been at least 150% (currently $7.50, subject to adjustment) of the then effective exercise price of the Warrants. All warrantholders have exercise rights until the close of business on the date fixed for redemption.

       The Warrants were issued in registered form under a Warrant Agreement between the Company and American Stock Transfer & Trust Company as Warrant Agent. Reference is made to said Warrant Agreement for a complete description of the terms and conditions therein (the description herein contained being qualified in its entirety by reference thereto).

       The exercise price and number of shares of Commons Stock or other securities issuable on exercise of the Warrants are subject to adjustments in certain circumstances, including in the event of a stock dividend, recapitalization, reorganization, merger or consolidation of the Company. However, such Warrants are not subject to adjustment for issuances of Common Stock at a price below the exercise price of the Warrants, including the issuance of shares of Common Stock pursuant to the Option Plan.

       The Warrants may be exercised upon surrender of the Warrant certificate on or prior to the expiration date at the offices of the Warrant Agent, with the exercise form on the reverse side of the certificate completed and executed as indicated, accompanied by full payment of the exercise price (by certified check payable to the Company) to the Warrant Agent for the number of Warrants being exercised. The warrantholders do not have the rights or privileges of holders of Common Stock.

       No Warrant is exercisable unless at the time of exercise the Company has filed a current registration statement with the Commission covering the shares of Common Stock issuable upon exercise of such Warrant and such shares have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of such Warrant. The Company will use its best efforts to have all such shares so registered or qualified on or before the exercise date and to maintain a current prospectus relating thereto until the expiration of the Warrants, subject to the terms of the Warrant Agreement. While it is the Company's intention to do so, there is no assurance that it will be able to do so.

       No fractional shares will be issued upon exercise of the Warrants. However, if a warrantholder exercises all Warrants then owned of record by him, the Company will pay such warrantholder, in lieu of the issuance of any fractional shares which is otherwise, issuable, an amount in cash based on the market value of the Common Stock on the last trading day prior to the exercise date.

Registration Rights

       Pursuant to the terms of the Bridge Financing, the Company has included the shares issued in the Bridge Financing in the Registration Statement of which this Prospectus forms a part. The Company has agreed to use its best efforts to keep the Registration Statement effective until the earlier of (i) the date that all of the shares included in the Registration Statement have been sold pursuant thereto and (ii) the date the Selling Shareholders receive an opinion of counsel that the full amount of their shares may be freely sold by such holders. All registration expenses related to such shares will be paid by the Company. If the Company defaults in its obligations to maintain the Registration Statement effective or otherwise fails to comply with certain other registration rights obligations of the Bridge Financing, the Company may be obligated to issue up to an additional 100,000 shares of Common Stock to the investors which participated in the Bridge Financing.

       The shares offered by the Selling Shareholders may not be sold prior to January 16, 1998 and, without the prior written consent of Whale, may not be sold prior to July 16, 1998.

       In addition to the rights described above, the holders ("Holders") of an aggregate of approximately 1,341,600 shares of Common Stock are entitled to certain rights with respect to the registration of such shares for offer and sale to the public under the Securities Act. Under these provisions, the Holders may request that the Company file up to one registration statement under the Securities Act with respect to at least 50% of such Common Stock. Upon receipt of such a request, the Company is required to notify all other Holders and to effect as soon as practicable such registration, subject to certain conditions, including that the request must be received one year or more after the effective date of this offering, and no later than December 31, 2000. Further, whenever the Company proposes to register any of its securities under the Securities Act for its own account or for the account of other security holders, the Company is required to promptly notify each Holder of the proposed registration and included all Common Stock which such Holder may request to be included in such registration, subject to certain limitations. The Company has obtained a waiver of these rights to the extent they would have applied to this offering.

Transfer and Warrant Agent

       The transfer and warrant agent for the Common Stock and Warrants is American Stock Transfer & Trust Company, New York, New York.

                  SELLING SHAREHOLDERS AND PLAN OF DISTRIBUTION

       An aggregate of up to 400,000 shares may be offered and sold pursuant to this Prospectus by the Selling Shareholders. The Company has agreed to register the public offering of such shares under the Securities Act concurrently with this offering and to pay all expenses in connection therewith. The shares have been included in the Registration Statement of which this Prospectus forms a part. None of the such shares may be sold by the Selling Shareholders prior to January 16, 1998 and, without the prior written consent of Whale, may not be sold prior to July 16, 1998. None of the Selling Shareholders has ever held any position or office with the Company or had any other material relationship with the Company except that John Pappajohn is a director and principal shareholder of the Company and Edgewater is a principal shareholder of the Company. James Gordon, a director of the Company, is president of the General Partner of Edgewater. The Company will not receive any of the proceeds from the sale of the shares by the Selling Shareholders

       The Company has agreed, in connection with the exercise of the Warrants pursuant to solicitation by Whale (the "Solicitation Agent"), to pay to the Solicitation Agent a fee of 5% of the Warrant exercise price, a portion of which may be reallowed to any dealer who is a member of the NASD who solicited the exercise (which may also be the Solicitation Agent) for each Warrant exercised, if (i) the market price of the Common Stock of the Company at the time of exercise is higher than the exercise price of the Warrants; (ii) the Warrants are not held in any discretionary account; (iii) disclosure of compensation arrangements was made both at the time of the Company's IPO and in documents provided to holders of the Warrants at the time of exercise; (iv) the exercise of the Warrants is solicited by a member of the NASD as designated in writing on the Warrant Certificate Subscription Form; and (v) the solicitation of exercise of the Warrants was not in violation of Regulation M promulgated under the Exchange Act. The Company has agreed not to solicit Warrant exercises other than through the Solicitation Agent. The Company has agreed to indemnify the Solicitation Agent against certain liabilities, including liabilities under the Securities Act. The Solicitation Agent has the right to designate one member of the Company's board of directors until January 2002. The Solicitation Agent has informed the Company that it has not yet and does not currently intend to designate a board member.

       The following table sets forth certain information with respect to the Selling Shareholders:

                                                Beneficial                         Beneficial       Percentage
                                                Ownership         Amount of       Ownership of     of Beneficial
                                             of Common Stock       Common         Common Stock     Ownership of
                                              Prior to Sale         Stock            After         Common Stock
Selling Shareholders                                               Offered          Offering      After Offering
                                                                                                        (1)
-------------------------------------------- ----------------- ---------------- ----------------- ----------------
Wilensky, Allan S........................         45,000            45,000             ----            ----
Worthington, John R......................         30,000            30,000             ----            ----
Pappajohn, John..........................      1,055,000            20,000        1,035,000            19.1%
Edgewater Private Equity Fund II, L.P....        901,000            20,000          881,000            16.3%
Brown, Michael & Brown, Alana (JT).......         20,000            20,000             ----            ----
Chafoulias, Gus..........................         53,600            20,000           33,600              .6%
Chastek, Chester.........................         20,000            20,000             ----            ----
Toboroff, Leonard........................         20,000            20,000             ----            ----
Shaykin, Leonard.........................         15,000            15,000             ----            ----
Atlas Capital Partners, L.P..............         10,000            10,000             ----            ----
Catalyst Partners, L.P...................         10,000            10,000             ----            ----
David, Todd & Loewenberg, Tiffany (JT)...         10,000            10,000             ----            ----
Egge, R.D................................         10,000            10,000             ----            ----
FGR Akel.................................         10,000            10,000             ----            ----
Gottlieb, Scott C........................         10,000            10,000             ----            ----
IASD Health Services Corp................        106,000            10,000           96,000             1.8%
JIBS Equities, L.P.......................         34,000            10,000           24,000              .4%
Marino, Robert R.........................         10,000            10,000             ----            ----
Natale, Steve............................         10,000            10,000             ----            ----
Pappajohn, Ann...........................         10,000            10,000             ----            ----
Penn Footwear Retirement Invest..........         34,000            10,000           24,000              .4%
Goldberg, Jay N..........................          6,000             6,000             ----            ----
Howard, Lawrence.........................          6,000             6,000             ----            ----
Kier, Isaac..............................          6,000             6,000             ----            ----
Segal, Gordon............................         17,000             5,000           12,000              .2%

Cantor, Michael..........................          5,000             5,000             ----            ----
Lyons, Allan R...........................          5,000             5,000             ----            ----
McGowan Corporation......................          5,000             5,000             ----            ----
Merenstein, Lewis IRA....................          5,000             5,000             ----            ----
Miot, Sanford B..........................          5,000             5,000             ----            ----
Newman, Gary.............................          5,000             5,000             ----            ----
Nocciolino, Albert.......................          5,000             5,000             ----            ----
Nusbaum, Lawrence G......................          5,000             5,000             ----            ----
Odenthal, William........................          5,000             5,000             ----            ----
Christos, Peter N........................          2,000             2,000             ----            ----
Whale Securities Co., L.P.                       340,000 (2)       340,000 (2)         ----            ----

------------------

(1)  Assumes the exercise of all Warrants.
(2) Represents securities held for the account of certain equity owners and employees of Whale. Does not include shares held in any customer account by, or any trading account of, Whale.

The shares may be offered and sold from time to time as market conditions permit in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The shares may be sold by one or more of the following methods, without limitation: (a) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchases; and (d) face-to-face transactions between sellers and purchasers without a broker/dealer. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from Selling Shareholders in amounts to be negotiated. Such broker and dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales.

                                  LEGAL MATTERS

       The validity of the securities offered hereby will be passed upon for the Company by Gray Cary Ware & Freidenrich, a Professional Corporation, Palo Alto, California.

                                     EXPERTS

       The balance sheets as of December 31, 1995 and 1996 and the statements of operations, shareholders' equity (deficit) and cash flows for the years ended December 31, 1995 and 1996 and for the period from August 28, 1992 (inception) to December 31, 1996, included in this Prospectus, have been included herein in reliance on the report, which includes an emphasis of a matter paragraph regarding the Company's need for additional capital resources, of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

       The Company has filed with the Securities and Exchange Commission, Washington, D.C. 20549, a Registration Statement on Form SB-2, including amendments thereto, under the Securities Act with respect to the securities offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement of which this Prospectus forms a part, each such statement being qualified in all respects by such reference. The Registration Statement, and the exhibits and schedules thereto, as well as such reports and other information filed with the Commission, may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Commission: 13th Floor, Seven World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street,

Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, Washington, D.C. at prescribed rates

       The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: New York Regional Office, Seven World Trade Center, New York, New York 10048, and Chicago Regional Office, 500 West Madison Street, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of the prescribed fees. The Common Stock and Warrants of the Company are quoted on the Nasdaq SmallCap Market. Reports, proxy statements and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Web site is http://www.sec.gov.

                             HealthDesk Corporation
                          (a Development Stage Company)


                                    CONTENTS

                                                                                                                                Page
                                                                                                                                ----
Independent Accountant's Report..............................................................................                    F-2

Balance Sheets as of December 31, 1995, 1996 and March 31, 1997..............................................                    F-3

Statements of Operations for the years ended December 31, 1995 and 1996, and the three months ended March
   31, 1996 and 1997 and the periods from August 28, 1992 (inception) to December 31, 1996 and
   March 31, 1997............................................................................................                    F-4

Statements of Shareholders' Equity (Deficit) for the years ended December 31,
   1992, 1993, 1994, 1995, 1996 and the three months ended March 31, 1997 F-5................................                    F-5

Statements of Cash Flows for the years ended December 1995 and 1996, and the three months ended March 31,
   1996 and 1997 and the periods from August 28, 1992 (inception) to December 31, 1996 and March 31, 1997....                    F-6

Notes to Financial Statements................................................................................                    F-7



                             HealthDesk Corporation
                          (a Development Stage Company)

                        Report of Independent Accountants



To the Shareholders and Board of Directors of HealthDesk Corporation:

       We have audited the accompanying balance sheets of HealthDesk Corporation (a development stage company) as of December 31, 1995 and 1996, and the related statements of operations, shareholder's equity (deficit), and cash flows for the years then ended, and for the period from August 28, 1992 (inception) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

       We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

       In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of HealthDesk Corporation as of December 31, 1995 and 1996, and the results of its operations and its cash flows for the years then ended, and for the period from August 28, 1992 (inception) to December 31, 1996, in conformity with generally accepted accounting principles.

       Our previous report dated February 21, 1997, was unmodified. Since that date, as discussed in Note 1 to the financial statements, the Company has continued to incur losses and negative cash flows from its product development activities. Management expects that the Company will require additional capital resources prior to achieving profitable operations.


                            COOPERS & LYBRAND L.L.P.

San Francisco, California
February 21, 1997, except for the second paragraph of Note 1, as to which the date is July 18, 1997.

                             HealthDesk Corporation
                          (a Development Stage Company)

                                 Balance Sheets

                                                              December 31,                March 31,
                                                              ------------                ---------
                                                         1995              1996              1997
                                                         ----              ----              ----
                                                                                         (unaudited)
    Current assets:
      Cash and cash equivalents..................   $     1,554,034  $       198,277   $     4,043,546
      Receivable from shareholder................           100,000             ----
      Prepaid expenses and other.................            19,709          172,294           125,105
      Deferred offering  and debt issuance costs.               ---          492,109              ----
                                                    ---------------  ---------------   ---------------
        Total current assets.....................         1,673,743          862,680         4,168,651
    Property and equipment, net..................           234,963          568,040           578,869
    Other assets.................................            94,650           17,517            17,100
                                                    ---------------  ---------------   ---------------
        Total assets.............................   $     2,003,356  $     1,448,237   $     4,764,620
                                                    ===============  ===============   ===============



LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
    Current liabilities:
      Accounts payable...........................   $       104,759  $       857,428   $       434,155
      Accrued liabilities........................           143,715          441,076           227,357
      Notes payable..............................              ----        1,851,546              ----
      Convertible notes payable and accrued
        interest.................................           554,833          517,041              ----
                                                    ---------------  ---------------   ---------------
        Total liabilities........................           803,307        3,667,091           661,512
                                                    ---------------  ---------------   ---------------
    Commitments and contingencies (Note 7)
    Shareholders' equity (deficit):
      Convertible preferred stock, no par value;
        authorized 3,000,000 shares; issued and
        outstanding 939,600 and 1,059,600 shares
        at December 31, 1995 and 1996,
        respectively, and none outstanding at
        March 31, 1997...........................         1,935,807        2,183,036              ----
      Common stock, no par value; authorized
        17,000,000 shares; issued and outstanding
        2,130,000, 2,530,120, and 5,392,845 at
        December 31, 1995, 1996, and March 31,
        1997, respectively.......................         1,221,230        1,946,552        11,457,505
      Warrants...................................              ----             ----           195,687
      Deficit accumulated during the development
        stage....................................        (1,956,988)      (6,348,442)       (7,550,084)
                                                    ---------------- ----------------  ----------------
        Total shareholders' equity (deficit).....         1,200,049       (2,218,854)        4,103,108
                                                    ---------------  ----------------  ---------------
           Total liabilities and shareholders'
            equity (deficit).....................   $     2,003,356  $     1,448,237   $     4,764,620
                                                    ===============  ===============   ===============

   The accompanying notes are an integral part of these financial statements.

                             HealthDesk Corporation
                          (a Development Stage Company)

                            STATEMENTS OF OPERATIONS

                                                                         August 28,                                   August 28,
                                                                            1992                                         1992
                                                                         (Inception)          Three Months            (Inception)
                                            Year Ended December 31,     to December          Ended March 31,         to March 31,
                                            -----------------------       ----------         ---------------         ------------
                                                                             31,
                                              1995           1996           1996           1996           1997           1997
                                              ----           ----           ----           ----           ----           ----
Revenue:                                                                                       (unaudited)            (unaudited)
   Software development and licensing.    $   224,011    $    52,225    $   743,539    $       858    $   200,485    $   944,024
   Other..............................           ----           ----         10,158           ----           ----         10,158
                                          -----------    -----------    -----------    -----------    -----------    -----------
    Total revenue.....................        224,011         52,225        753,697            858        200,485        954,182
                                          -----------    -----------    -----------    -----------    -----------    -----------

Costs and expenses:
   Product development................        680,886      1,622,601      2,710,117        316,107        697,217      3,407,334
   Sales and marketing................        349,133      1,222,183      1,926,490         86,590        438,718      2,365,208
   General and administrative.........        581,043        681,993      1,485,430        410,103        143,917      1,629,347
                                          -----------    -----------    -----------    -----------    -----------    -----------
    Total costs and expenses..........      1,611,062      3,526,777      6,122,037        812,800      1,279,852      7,401,889
                                          -----------    -----------    -----------    -----------    -----------    -----------
    Loss from operations..............     (1,387,051)    (3,474,552)    (5,368,340)      (811,942)    (1,079,367)    (6,447,707)

Interest expense......................        (40,300)       (60,654)      (112,332)        (9,248)       (14,900)      (127,232)
Interest income.......................          6,000         28,779         34,779         14,336         37,848         72,627
Amortization of discount and issuance
   costs associated with bridge
   financing (Note 6).................           ----       (884,227)      (884,227)          ----       (145,023)    (1,029,250)
Other expenses........................        (14,322)          ----        (14,322)          ----           ----        (14,322)
                                          ------------   -----------    ------------   -----------    -----------    ------------
   Loss before income taxes...........     (1,435,673)    (4,390,654)    (6,344,442)      (806,854)    (1,201,442)    (7,545,884)

Provision for income taxes............           (800)          (800)        (4,000)        (1,000)          (200)        (4,200)
                                          ------------   ------------   ------------   ------------   ------------   ------------
    Net loss..........................    $(1,436,473)   $(4,391,454)   $(6,348,442)   $  (807,854)   $(1,201,642)   $(7,550,084)
                                          ============   ============   ============   ============   ============   ============

Net loss per share....................    $      (0.46)  $      (1.12)                 $      (.21)   $      (.26)
                                          =============  =============                 ============   ============

Weighted average number of shares of
    common stock......................      3,152,081       3,913,433                    3,824,866      4,659,663
                                           ===========    ============                  ===========    ===========





   The accompanying notes are an integral part of these financial statements.

                             HealthDesk Corporation
                          (a Development Stage Company)

             CONDENSED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                                                                                                       Deficit
                                                                                                     Accumulated      Total
                                     Preferred Stock                            Common Stock          During the   Shareholders'
                                     ---------------                            ------------         Development      Equity
                                   Shares       Amount       Warrants       Shares        Amount        Stage       (Deficit)
                                   ------       ------       --------       ------        ------        -----       ---------
Balances at August 28, 1992
   (inception)...............           ----        ----         ----            ----          ----        -----          ----
Common stock issued for cash
   on October 1, 1992 at
   $0.003 per share..........           ----        ----         ----         960,000  $      2,480         ----   $     2,480
Net loss.....................           ----        ----         ----            ----          ----  $   (92,744)      (92,744)
                                 -----------  ----------   ----------    ------------  ------------  ------------  ------------
Balances at December 31, 1992           ----        ----         ----         960,000         2,480      (92,744)      (90,264)
Common stock issued for cash
   in April and May 1993 at
   $1.04 per share...........           ----        ----         ----         240,000       250,000         ----       250,000
Net loss.....................           ----        ----         ----            ----          ----     (190,749)     (190,749)
                                 -----------  ----------   ----------    ------------  ------------  ------------  ------------
Balances at December 31, 1993           ----        ----         ----       1,200,000       252,480     (283,493)      (31,013)
Common stock issued for cash
   on May 2, 1994 at $1.04 per          ----        ----         ----          60,000        62,500         ----        62,500
   share.....................
Net loss.....................           ----        ----         ----            ----          ----     (237,022)     (237,022)
                                 -----------  ----------   ----------    ------------  ------------  ------------  ------------
Balances at December 31, 1994           ----        ----         ----       1,260,000       314,980     (520,515)     (205,535)
Common stock issued in
   exchange for convertible
   debt on September 29, 1995
   at $1.04 per share........           ----        ----         ----         768,000       800,000         ----       800,000
Common stock issued upon
   exercise of options in June
   and December 1995 at $1.04           ----       -----        -----         102,000       106,250         ----       106,250
   per share.................
Preferred stock issued for
   cash in November and
   December 1995 at $2.08 per
   share, net of issuance            939,600  $1,935,807         ----            ----          ----         ----     1,935,807
   costs of $21,693..........
Net loss.....................           ----        ----         ----            ----          ----   (1,436,473)   (1,436,473)
                                 -----------  ----------   ----------    ------------  ------------  ------------  ------------
Balances on December 31, 1995        939,600   1,935,807         ----       2,130,000     1,221,230   (1,956,988)    1,200,049
Common stock issued upon
   exercise of options on
   February 1, 1996 at $1.04            ----        ----         ----             120           125         ----           125
   per share.................
Preferred stock issued for
   cash in February 1996 at
   $2.08 per share, net of           120,000     247,229         ----            ----          ----         ----       247,229
   issuance costs of $2,771..
Common Stock issued for cash
   in October 1996 at $2.25
   per share, net of issuance           ----        ----         ----         400,000       725,197         ----       725,197
   cost of $174,803..........
Net loss.....................           ----        ----         ----            ----          ----   (4,391,454)   (4,391,454)
                                 -----------  ----------   ----------    ------------  ------------  ------------  ------------
Balances at December 31, 1996      1,059,600   2,183,036         ----       2,530,120     1,946,552   (6,348,442)   (2,218,854)
Common Stock  and Warrants
   issued in connection  with
   the initial public offering
   on January 23, 1997                  ----        ----     $195,500       1,700,000     6,823,101         ----     7,018,601
   (unaudited)...............
Preferred Stock converted to
   common stock (unaudited)..     (1,059,600) (2,183,036)        ----       1,059,600     2,183,036         ----          ----
Convertible notes converted to
   common stock (unaudited)..           ----        ----         ----         100,000       500,000         ----       500,000
Issuance of warrants in
   connection with the initial
   public offering (unaudited)          ----        ----          187            ----          ----         ----           187
Common Stock issued upon
   exercise of options in
   March at $1.04 and $2.08
   per share (unaudited).....           ----        ----         ----           3,125         4,816         ----         4,816
Net loss (unaudited).........           ----        ----         ----            ----          ----   (1,201,642)   (1,201,642)
                                 -----------  ----------   ----------    ------------  ------------  ------------  ------------
Balances on March 31, 1997
   (unaudited)...............           ----       -----     $195,687       5,392,845  $ 11,457,505  $(7,550,084)  $ 4,103,108
                                 ===========  ==========   ==========    ============  ============  ============  ===========

     The accompanying notes are an integral part of these financial statements.

                             HealthDesk Corporation
                          (a Development Stage Company)

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                      August 28,                                  August 28,
                                                                         1992                                        1992
                                         Year Ended December 31,     (inception)    Three Months Ended March 31,  (inception)
                                         -----------------------          to        ----------------------------      to
                                                                     December 31,                                  March 31,
                                           1995           1996           1996          1996           1997           1997
                                           ----           ----           ----          ----           ----           ----
                                                                                           (unaudited)            (unaudited)
Cash flows from operating activities:
   Net loss........................    $(1,436,473)   $(4,391,454)   $(6,348,442)  $  (807,854)   $(1,201,642)   $(7,550,084)
   Adjustments to reconcile net loss
    to net cash used in operating
    activities:
    Depreciation and amortization..         50,384        203,410        294,711        42,590         63,357        358,068
    Amortization of non cash discount          ---        884,227        884,227          ----        145,023      1,029,250
    Other..........................         11,556         17,244         28,800          ----           ----         28,800
    Changes in assets and liabilities:
      (Increase) decrease in prepaid
       expenses and deferred costs.         (9,643)      (636,113)      (641,559)      (36,132)       539,300       (102,259)
      (Increase) decrease in other         (50,802)        77,133        (17,517)        3,987            417        (17,100)
       assets......................
      Increase (decrease) in
       accounts payable............         90,049        752,669        857,428        90,577       (423,273)       434,155
      Increase (decrease) in accrued
       liabilities.................         43,924        259,569        458,117       132,942       (227,329)       230,788
                                       -----------    -----------    -----------   -----------    ------------   -----------
         Net cash used in operating
          activities...............     (1,301,005)    (2,833,315)    (4,484,235)     (573,890)    (1,104,147)    (5,588,382)
                                       ------------   ------------   ------------  ------------   ------------   ------------

Cash flows from investing activities:
   Additions to property and
    equipment......................       (252,425)      (553,731)      (917,826)     (168,485)       (74,188)      (992,014)
                                       ------------   ------------   ------------  ------------   ------------   ------------

      Net cash used in investing
       activities..................       (252,425)      (553,731)      (917,826)     (168,485)       (74,188)      (992,014)
                                       ------------   ------------   ------------  ------------   ------------   ------------

Cash flows from financing activities:
   Payments of short-term notes                                                           ----     (2,000,000)    (2,000,000)
    payable........................
   Proceeds of short-term notes
    payable, net accrued offering             ----        970,750        970,750          ----           ----        970,750
    costs..........................
   Repayment of convertible notes             ----       (500,000)      (500,000)         ----           ----       (500,000)
    payable
   Proceeds from issuance of
    convertible notes payable......        800,000        500,000      1,800,000         8,750           ----      1,800,000
   Proceeds from issuance of common
    stock and warrants, net of
    offering costs.................            ---        725,197      1,040,177          ----      7,018,788      8,058,965
   Net proceeds from issuance of
    preferred stock................      1,947,819        235,217      2,183,036       235,217           ----      2,183,036
   Proceeds from shareholders' loans          ----           ----        118,164          ----           ----        118,164
   Repayment of loans from                 (22,939)          ----       (118,164)         ----           ----       (118,164)
    shareholders...................
   Proceeds from the exercise of
    stock options..................          6,250        100,125        106,375           125          4,816        111,191
                                       -----------    -----------    -----------   -----------    -----------    -----------
    Net cash provided by financing
      activities...................      2,731,130      2,031,289      5,600,338       244,092      5,023,604     10,623,942
                                       -----------    -----------    -----------   -----------    -----------    -----------
    Net increase (decrease) in cash
      and cash equivalents.........      1,177,700     (1,355,757)       198,277      (498,283)     3,845,269      4,043,546
Cash and cash equivalents at
    beginning of period............        376,334      1,554,034           ----     1,554,034        198,277           ----
                                       -----------    -----------    -----------   -----------    -----------    -----------
Cash and cash equivalents at end of    $ 1,554,034    $   198,277    $   198,277   $ 1,055,751    $ 4,043,546    $ 4,043,546
    period.........................    ===========    ===========    ===========   ===========    ===========    ===========

Supplemental Disclosures of Cash Flow Information:
Cash paid during the year for :
   Interest........................    $     2,208    $    82,753    $    84,961   $      ----    $    70,192    $   155,153
                                       ===========    ===========    ===========   ===========    ===========    ===========
   Income taxes....................    $       800    $       800    $     3,200   $       800    $      ----    $     3,200
                                       ===========    ===========    ===========   ===========    ===========    ===========

                  Non cash Financing Activities (Notes 6 and 9)

     The accompanying notes are an integral part of these financial statements.

                             HealthDesk Corporation
                          (a Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

1. Organization and Basis of Presentation:

     HealthDesk Corporation (the Company), a development stage company, is engaged in designing, developing and marketing HealthDesk(R) OnLine, a healthcare management and information system which enables consumers to take a more active role in their personal and family health. HealthDesk OnLine features easy-to-use Windows-based software designed to develop personal medical records and health management programs and access educational, health related information from the Company's private website and over the Internet.

       The Company is still in the development stage and substantially all of its revenues were derived from certain development contracts relating to specific disease management modules in its initial product. Since inception, the Company has incurred losses and negative cash flows from its product development activities. The Company is seeking to achieve profitable operations by commercializing its products and obtaining contracts with potential sponsoring organizations. As discussed in Note 12, the Company received net proceeds of $7,018,788 from its initial public offering in January 1997. Management expects that the Company will require additional capital resources prior to achieving profitable operations. However, there can be no assurance that the Company's efforts to raise additional capital or achieve profitable operations will be successful.

2. Summary of Significant Accounting Policies:

Unaudited Interim Financial Information:

     The financial statements as of and for the three month periods ended March 31, 1996 and 1997 are unaudited but, in the opinion of management, include all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the results for such periods. The results of operations for the three months ended March 31, 1997 are not necessarily indicative of results to be expected for the full year.

Use of Estimates:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition:

     During 1995, the Company's revenues were generated primarily from two software development contracts. These revenues were recognized when the Company achieved designated milestones and received customer acceptance as specified in the related contracts. During 1996, the Company's revenues were generated primarily from a cross-licensing and marketing contract. These revenues are recognized ratably over the related period under the agreement. During 1997, the Company's revenues were generated primarily from a development contract.

Cash and Cash Equivalents:

     Cash and cash equivalents include all cash balances, money market instruments and other highly liquid investments with insignificant interest rate risk and original maturates of three months or less.

                             HealthDesk Corporation
                          (a Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies:  --  (Continued)

Software Development Costs:

     Statement of Financial Accounting Standards No. 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed (SFAS 86), requires that software development costs be capitalized once the technological feasibility of the software product has been established. To date, such amounts eligible for capitalization have been insignificant and have been charged to product development expense in the period incurred.

Property and Equipment:

     Property and equipment is stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of three years for computer hardware and purchased computer software and five years for furniture and fixtures, and over the remaining term of the facility lease for leasehold improvements.

     When assets are sold or retired, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in operations. Maintenance and repairs are charged to operations.

Income Taxes:

     Income taxes are accounted for in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS No. 109). Under SFAS No. 109, deferred income tax liabilities and assets are determined based on the difference between the financial reporting amounts and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates in effect for the years in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities.

Computation of Net Loss Per Share:

     Net loss per share is computed using the weighted average number of common shares outstanding during each period. Common equivalent shares, consisting of stock options and convertible preferred stock are excluded from the computation, except as required by Securities and Exchange Commission Staff Accounting Bulletin No. 83 (SAB 83), because they would have an anti-dilutive impact. Pursuant to SAB 83, common shares and convertible preferred shares issued by the Company during the twelve months immediately preceding an initial public offering date, plus the number of common equivalent shares which became issuable during the same period pursuant to the grant of stock options (using the treasury stock method and the public offering price of $5.00) have been included in the calculation of common and common equivalent shares as if they were outstanding for all periods, except for the three month period ended March 31, 1997.

Shareholders' Equity (Deficit):

     On September 19, 1996, the Company's Board of Directors approved a 1.2 for 1 stock split of the Company's common and preferred stock. All share, stock option and per share amounts included in these financial statements have been restated to retroactively reflect the stock split.

                             HealthDesk Corporation
                          (a Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies:  --  (Continued)

     On September 19, 1996, the Company also amended its Articles of Incorporation to increase its authorized shares of common stock and preferred stock to 17,000,000 and 3,000,000, respectively, and to increase the number of shares of preferred stock designated as Series A to 1,200,000.

Recently Issued Accounting Pronouncements:

     In February 1997, Statement of Financial Accounting Standards No. 128 "Earnings Per Share" (FAS 128) was issued and is effective for the Company's year ending December 31, 1997. In March 1997, Statement of Financial Accounting Standards No. 129, "Disclosure of Information About Capital Structure" was issued and is effective for the Company's year ending December 31, 1998. In June 1997, Statement of Financial Accounting Standards No. 130 "Reporting Comprehensive Income" and Statement of Financial Accounting Standards No. 131 "Disclosures About Segments of An Enterprise and Related Information" were issued and are also effective for the year ending December 31, 1998. The Company has not determined the impact of the implementation of these pronouncements.


Reclassifications:

     Certain prior year balances have been reclassified to conform to the current year's presentation. Such reclassifications had no impact on net loss or shareholders' deficit as previously reported.

3. Concentrations of Credit Risk:

     The Company places its temporary cash investments with one financial institution. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. Two customers accounted for approximately 40% and 56%, respectively, of revenues in fiscal 1995. One customer accounted for approximately 96% of revenues in fiscal 1996. Additionally one customer accounted for approximately 96% of revenues for the three months ended March 31, 1997

4. Property and Equipment:

     Property and equipment at December 31, 1995 and 1996 and March 31, 1997, consisted of the following:

                                                                                                     March 31,
                                                         December 31,         December 31,             1997
                                                             1995                 1996              (unaudited)
                                                         -----------           -----------          -----------
Computer equipment and software...................    $         272,527    $          662,676   $          720,166
Furniture and fixtures............................               11,297               101,406              115,805
Leasehold improvements............................                1,000                12,651               15,086
                                                      -----------------    ------------------   ------------------
                                                                284,824               776,733              851,057
Less accumulated depreciation and amortization....               49,861               208,693              272,188
                                                      -----------------    ------------------   ------------------
   Total property and equipment, net..............    $         234,963    $          568,040   $          578,869
                                                      =================    ==================   ==================

                             HealthDesk Corporation
                          (a Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

5. Income Taxes:

     The provision for income taxes for the years ended December 31, 1995 and 1996 relates to current state income tax. The estimated tax effect of significant temporary differences and carry forwards that gave rise to deferred income tax assets as of December 31, 1995 and 1996, is as follows:




                                                          1995                                  1996
                                                          ----                                  ----
                                               Federal             State             Federal              State
                                               -------             -----             -------              -----
Deferred tax assets:
   Net operating loss carryforwards..     $     578,000      $      52,500      $    2,000,000      $      180,000
   Research and experimentation credit
     carryforwards and other.........            42,000             25,000             116,000              57,000
                                          -------------      -------------      --------------      --------------
                                                620,000             77,500           2,116,000             237,000
Valuation............................          (620,000)           (77,500)         (2,116,000)           (237,000)
                                          -------------      -------------      --------------      --------------
Net deferred tax assets..............     $        ----      $        ----      $         ----      $         ----
                                          =============      =============      ==============      ==============

     Due to the uncertainty of realization, a valuation allowance has been provided to eliminate the net deferred tax assets at both December 31, 1995 and 1996 The increase in the valuation allowance was $487,500 and $1,655,500 during the years ended December 31, 1995 and 1996, respectively.

     As of December 31, 1996, the Company had net operating loss carryforward of approximately $5,880,000 and $2,970,000 for federal income tax and California state franchise tax purposes, respectively. The federal carryforwards expire through 2010 (through 2000 for state carryforwards). As of December 31, 1996, the Company also has research and experimentation tax credit carryforwards of $52,000 and $45,000 for federal and state tax purposes, respectively. These carryforwards expire in the years ending 2008 through 2011.

     Pursuant to the provisions of the Tax Reform Act of 1986, utilization of these net operating loss and tax credit carryforwards will be subject to an annual limitation due to certain changes in ownership as defined under the tax law.

6. Notes Payable:

     On May 23, 1994, the Company entered into a $500,000 convertible promissory note agreement with simple interest at the rate of 7% per annum. The agreement provided the holder with the option of converting the principal amount plus the accrued interest into shares of the Company's common stock at a conversion price of $3.33 per share prior to the due date. Both principal and accrued interest thereof were due and payable two years from the agreement date. The Company paid the balance due on the note with the proceeds in October 1996 from the Bridge Financing (see below). At December 31, 1995 accrued interest relating to this note was $54,833 and interest paid at December 31, 1996 amounted to $81,083.

     In July and August 1996, the Company issued two term notes (the Notes) to two existing shareholders and directors for a total of $500,000. The Notes bore interest at 8% per annum and converted into 100,000 shares of the Company's common stock on the closing date of the Company's initial public offering in January 1997. At December 31, 1996 accrued interest relating to these notes amounted to $17,041 and interest paid on these notes at March 31, 1997 amounted to $18,904.

                             HealthDesk Corporation
                          (a Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

6. Notes Payable:  --  (Continued)

     On October 11, 1996, the Company consummated a Bridge Financing pursuant to which it issued an aggregate of (i) $2,000,000 principal amount of promissory notes which bear interest at the rate of 9% per annum and were due on the consummation of the Company's initial public offering, and (ii) 400,000 shares of the Company's common stock. The Company recorded the notes at a discount of $900,000, which discount was allocated to the 400,000 shares of common stock issued. Additionally, $129,250 for debt issuance costs was recorded in connection with the Bridge Financing. Net proceeds from the bridge financing amounted to $1,765,000 of which 55% or $970,750 was allocated to short-term notes payable and 45% or $794,250 was allocated to Common Stock. At December 31, 1996 accrued interest related to these notes amounted to $39,945 and at March 31, 1997 interest paid on these notes amounted to $51,288.

     The Company recorded a non-recurring amortization of the bridge finance charge of $884,227 and $145,023 (unaudited) for the year ended December 31, 1996 and the three months ended March 31, 1997 (unaudited), respectively. Payment of the bridge notes was made upon completion of the initial public offering in January 1997 (unaudited).

     The Company believes that the carrying amounts of the Notes and the Bridge Financing promissory notes approximate fair value due to their short maturities and conversion features.

7. Commitments and Contingencies:

Leases:

     The Company entered into a noncancellable lease for its office in January 1996 which expires in early 1999. Additionally, the Company has other noncancellable operating leases expiring through November 2000. Total rent expense for 1995 and 1996 aggregated $32,680 and $107,384, respectively. Minimum future rentals under these operating leases as of December 31, 1996, are as follows:

                                 Years ending December 31:
                                        1997                     114,060
                                        1998                     114,060
                                        1999                      17,956
                                        2000                       8,219
                                                            ------------
                                                            $    254,295
                                                            ============

Agreements:

     In May 1996, the Company entered into a cross-licensing agreement with another company. Pursuant to this agreement, the two companies granted each other a non-exclusive right to market the other party's principal product in exchange for a semiannual licensing fee of $25,000. A director of the Company is also a principal shareholder and director of the other company.

     The Company has also entered into various agreements granting it a non-exclusive right to use products of third parties in exchange for royalties based on usage levels. The Company has incurred $53,693 and $45,459 (unaudited) in royalty expenses under these agreements during the year ended December 31, 1996 and the three month period ended March 31, 1997, respectively.

     The Company has entered into various software and content agreements pursuant to which it is committed to pay, as of March 31, 1997, non-refundable minimum royalties of approximately $55,000.

                             HealthDesk Corporation
                          (a Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

7. Commitments and Contingencies:  --  (Continued)

Legal Proceedings:

     The Company is subject to a complaint filed by a former employee with the California Department of Fair Employment and Housing and a second from a former consultant regarding accelerated vesting of stock options. Management does not believe these matters will have a material impact on the Company's financial position or results of operations and intends to defend them vigorously. There can be no assurance, however, that these matters will be resolved in a manner favorable to the Company.

8. Employee Benefits Plans:

     On February 28, 1996, the Company adopted a 401 (k) plan for employees. All employees who meet certain service requirements are eligible to participate. Matching contributions are at the discretion of the Company. As of March 31, 1997, the Company had not elected to make any discretionary contributions.

     On August 1, 1994, the Company commenced the deferral of the payment of a portion of all future compensation of the Company's president. During 1995, all amounts due were paid to the Company's president as part of an agreement to terminate his employment as discussed in Note 9.

9. Related Party Transactions:

     At December 31, 1996 and 1995, loans payable to related parties consisted of the following:

                                                                    President          Shareholders             Total
                                                                    ---------          ------------             -----
Balance of loans payable at December 31, 1994.............                8,173                14,766             22,939
Repayment of loans........................................               (8,173)              (12,000)           (20,173)
Balance of loan forgiven..................................                 ----                (2,766)            (2,766)
Proceeds from convertible debt received...................                 ----               800,000            800,000
Convertible debt exchanged for common stock...............                 ----              (800,000)          (800,000)
                                                               ----------------     ------------------   ----------------
Balance of loans payable at December 31, 1995.............     $           ----     $            ----    $          ----
                                                               ================     =================    ===============

Proceeds from convertible term note.......................                 ----               500,000            500,000
Proceeds from bridge financing notes......................                 ----               198,000            198,000
                                                               ----------------     -----------------    ---------------
Balance of loans payable at December 31, 1996.............                 ----     $         698,000    $       698,000
                                                               ================     =================    ===============

Term notes converted to Common Stock......................                 ----              (500,000)          (500,000)
Repayment of bridge financing notes.......................                 ----              (198,000)          (198,000)
                                                               ----------------     ------------------   ----------------
Balance of loans payable at March 31, 1997................     $           ----     $            ----    $          ----
                                                               ================     =================    ===============

     On April 8, 1993, the Company and a related entity (Spartina Corporation), which was wholly owned by the Company's president and director, entered into an agreement under which the related entity granted the Company a non-exclusive, royalty free license to use the source code of a certain software engine and tools in connection with the development of the Company's software products in the fields of health and medical management. The Company currently does not use any of this technology in the current product.

     On August 31, 1995, the Company's president signed an agreement to terminate his employment with the Company. Under the agreement, the president received a cash payment in consideration for an agreement not to compete with the Company and the termination of options to purchase an aggregate of 198,000 shares of the Company's common stock. In addition, Spartina Corporation assigned to the Company all of its right, title and interest in and to certain technology previously licensed by the Company from Spartina Corporation pursuant to the agreement discussed above.

                             HealthDesk Corporation
                          (a Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

9. Related Party Transactions:  --  (Continued)

     During the period from June 7, 1995 through September 28, 1995, the Company issued two convertible promissory notes (the Notes) to two existing shareholders for $800,000. The Notes bore interest at 6% per annum. Interest expense relating to these Notes amounted to $5,005 during 1995. On September 29, 1995, the principal of the Notes was converted at a rate of $1.04 per share into 768,000 shares of common stock of the Company.

     On August 15, 1995, the Company granted an option to acquire 96,000 shares of common stock at $1.04 per share to a board member and existing shareholder. The option was exercised on December 29, 1995 and proceeds of $100,000 were received by the Company on January 8, 1996.

     In December 1995, two principal shareholders and related Board members purchased 69,000 and 129,000 shares of the Company's Series A preferred stock for an aggregate purchase price of approximately $144,000 and $268,000, respectively, in connection with the Company's Series A financing.

     As discussed in Note 6, in July and August 1996, the Company issued two convertible term notes to two existing shareholders and related Board members.

     In October 1996, two of the Company's shareholders each purchased $100,000 of units consisting of 20,000 shares of Common Stock at an attributed price of $2.25 per share and a 9% promissory note in the principal amount of $100,000 in connection with the Bridge Financing.

10. Preferred Stock:

     The Company is authorized to issue 3,000,000 shares of preferred stock. Of the authorized preferred stock, 1,200,000 shares are designated as Series A. As of December 31, 1996, the Company had issued 1,059,600 shares of Series A preferred stock for net proceeds of $2,183,036 which were converted in January upon consummation of the initial public offering.

     The preferred stock is convertible at the option of the holder, into the Company's common stock at a rate of one share of common stock for one share of preferred stock, The conversion rate for the preferred stock is subject to future adjustments. The preferred stock automatically converted upon the closing of an initial public offering of the Company's common stock.

     Each share of preferred stock issued and outstanding has the number of votes equal to the number of shares of common stock into which such shares of preferred stock is convertible. The Series A preferred stock may receive noncumulative dividends in preference to holders of common stock, if and when, declared by the Board of Directors.

                             HealthDesk Corporation
                          (a Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

10. Preferred Stock:  --  (Continued)

     In the event of any liquidation or dissolution, the holders of preferred stock shall be entitled to receive $2.08 per share in preference to any distribution to holders of common stock. After payment has been made to the holders of the preferred stock, any remaining assets shall be distributed ratably among the holders of the preferred and common stock based on the number of common shares held or, in the case of preferred stock, the number of shares of common stock on an as if converted basis. If the Company's assets are insufficient to provide for the full preference amount for the preferred stock outstanding, then such assets shall be distributed ratably among the holders of the preferred stock in proportion to the preferential amount each such holder would have been entitled to receive.

     On January 16, 1997, all outstanding shares of convertible preferred stock were automatically converted into 1,059,600 shares of Common Stock upon the closing of the Company's initial public offering (See Note 12).

11. Stock Options:

     In June 1994, the Company adopted the 1994 Stock Option Plan (the Plan) under which eligible employees, directors, and consultants can receive options to purchase shares of the Company's common stock at a price generally not less than 100% and 85% of the fair value of the common stock on the date of the grant for incentive stock options and nonstatutory stock options, respectively. However, the Company never granted options at below fair value as determined by the Board of Directors. The Plan, as amended, allows for the issuance of a maximum of 950,000 shares of the Company's common stock. This number of shares of common stock has been reserved for issuance under the Plan. The options granted under the Plan are exercisable over a maximum term of ten years from the date of grant and vest immediately. Shares purchased under the Plan are subject to a right of repurchase by the Company at the original exercise price. This repurchase right lapses with respect to 25% of the shares upon completion of one year of service and the balance in equal successive monthly installments upon completion of each of the next 36 months of service. With respect to certain of the options issued, the repurchase right is eliminated in the event there is a change in control of the Company.

     A summary of the activity under the Plan is set forth below:

                                                              Outstanding Options
                                                              -------------------
                                                                                           Weighted Avg.
                                     Number of Shares  Price Per Share     Aggregate      Exercise Price
                                    ----------------  ---------------     ---------        -------------
                                                                            Price
Balance, January 1, 1994                      ----         ----                  ----              ----
Options granted                            352,800         $1.04       $      366,912             $1.04
                                    --------------                     --------------
Balance, December 31, 1994                 352,800         1.04               366,912              1.04
Options granted                            771,300      1.04 - 2.08         1,126,713              1.46
Options exercised                         (102,000)        1.04              (106,080)             1.04
Options forfeited                         (475,900)     1.04 - 1.67          (620,432)             1.30
                                    ---------------                    ---------------
Balance, December 31, 1995                 546,200      1.04 - 2.08           767,113              1.40
Options granted                            485,000      2.08 - 5.00         2,081,908              4.29
Options exercised                             (120)        1.04                  (125)             1.04
Options forfeited                         (284,022)     2.08 - 5.00          (574,324)             2.02
                                    ---------------                    ---------------
Balance, December 31, 1996                 747,058     $1.04 - $5.00   $    2,274,572             $3.04
                                    ================                   ================

     At December 31, 1996, 594,705 of the exercisable options are subject to the Company's repurchase provision.

                             HealthDesk Corporation
                          (a Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

11. Stock Options:  --  (Continued)

       The following information concerning the Company's stock option plan is provided in accordance with SFAS No. 123. "Accounting for Stock-Based Compensation." The Company accounts for such plans in accordance with APB No. 25 and related interpretations.

     The following table summarizes information with respect to stock options outstanding at December 31, 1996:

                                                         Options Outstanding
                                             -----------------------------------------
                                               Weighted Avg.                                      Options Exercisable
                                                 Remaining                              ----------------------------------------
 Range of Exercise    Number Outstanding      Contractual Life                           Number Exercisable
       Price           December 31, 1996          (Years)         Weighted Avg. Price   December 31, 1996    Weighted Avg. Price
 -----------------     -----------------      -----------------   -------------------   -----------------    -------------------

     $1.04 - $2.08           546,080                8.5                 $1.40               546,080               $1.40
     $2.08 - $5.00           200,978                9.5                 $4.29               200,978               $4.29
                      --------------                                                 --------------
     $1.04 - $5.00           747,058                8.8                 $3.04               747,058               $3.04
                      ==============                                                 ==============

     The fair value of each option grant has been estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 1996 and 1995:

Risk-Free Interest Rates.......               5.19% - 7.86%
Expected Life..................                   4 years
Volatility.....................                    .57
Dividend Yield.................                   ----

     The weighted average expected life was calculated based on the estimated exercise behavior of the Company's employees.

     The weighted average fair value of those options granted in 1995 and 1996 was $.69 and $1.90, respectively.

     The following proforma information has been prepared following the provisions of SFAS No. 123:

                                              1995                       1996
                                              ----                       ----
Net loss - proforma............           $ 1,511,876                $ 4,451,416
Net loss per share -proforma...           $       .48                $      1.14

12. Initial Public Offering:

     On January 23, 1997, the Company completed an initial public offering of 1,700,000 shares of Common Stock at $5.00 per share, and 1,700,000 Warrants (the "Warrant") at $0.10 per Warrant. Each Warrant is exercisable through January 16, 2002 and allows the purchase of one share of common stock at $5.00, subject to adjustment in certain circumstances. In January 1997, the underwriter exercised its option to purchase an additional 255,000 Warrants at $0.10 per Warrant to cover over-allotments. The Company sold the securities to the underwriter at a discount of 10% from the initial public offering price and paid the underwriter an expense allowance of 3% of the gross proceeds of the public offering. The Company also sold, pursuant to the underwriting agreement, to the underwriter for $187, Warrants to purchase up to an aggregate of 170,000 shares of Common Stock, no par value, at a price of $6.00 per share and/or up to 170,000 warrants to purchase 170,000 shares of Common Stock at a price of $8.25 per share. After deducting offering expenses, the Company received net proceeds from the offering of $7,018,788.

                             HealthDesk Corporation
                          (a Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

13. Subsequent Events (Unaudited):

     On May 28, 1997, the Company authorized a voluntary stock option repricing program in which 142,400 stock options, originally issued with an exercise price of $5.00 per share, will be reissued with an exercise price of $3.13 per share, the fair market value of the Company's Common Stock on May 28, 1997.

     Subsequent to December 31, 1996, the Company has granted additional stock options. At May 31, 1997, there were 802,588 options outstanding and exercisable, of which 512,794 are subject to the Company's repurchase provision.

====================================================           ======================================================
----------------------------------------------------           ------------------------------------------------------
   No dealer, salesperson or other person has been
authorized to give any information or to make any
representations not contained in this Prospectus
and, if given or made, such information or
representations must not be relied upon as having                            HEALTHDESK CORPORATION
been authorized by any Selling Shareholder, the
Company or the Solicitation Agent. This Prospectus
does not constitute an offer of any securities other
than these to which it relates or an offer to sell                       1,955,000 Shares of Common Stock
or a solicitation of an offer to buy to any person                            Issuable on Exercise of
in any jurisdiction where such offer or solicitation                            Redeemable Warrants
would be unlawful. Neither the delivery of this                340,000 Shares of Common Stock Issuable on Exercise
Prospectus nor any sale made hereunder shall, under                          of Underwriter's Warrants
any circumstances, create any implication that the                        400,000 Shares of Common Stock
information in this Prospectus is correct as of any
time subsequent to the date of this Prospectus.
                                                                                -------------------

                ___________________                                                 PROSPECTUS
                                                                                -------------------
                 TABLE OF CONTENTS

                                           Page
Prospectus Summary........................    2
Risk Factors..............................    6
Use of Proceeds...........................   14
Capitalization............................   15
Dividend Policy...........................   15
Price Range of Common Stock...............   15
Selected Financial Data...................   16
Management's Discussion and
   Analysis of Financial Condition                                                August 4, 1997
   and Results of Operations..............   17
Business..................................   21
Management................................   31
Principal Shareholders....................   36
Certain Transactions......................   37
Description of Securities.................   38
Selling Shareholders and Plan
   of Distribution........................   41
Legal Matters.............................   42
Experts...................................   42
Additional Information....................   42
Index to Financial Statements.............  F-1




----------------------------------------------------           ------------------------------------------------------
====================================================           ======================================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

     The California Corporations Code provides for the indemnification of directors, officers, employees and agents of the Corporation under certain circumstances set forth in section 317. Section 317 permits a corporation to indemnify its agents, typically directors and officers, for expenses incurred or settlements or judgments paid in connection with certain legal proceedings. Only those legal proceedings arising out of such persons' actions as agents of the corporation may be grounds for indemnification.

     Whether or not indemnification may be paid in a particular case depends upon whether the agent wins, loses or settles the suit and upon whether a third party or the Corporation itself is the plaintiff. The section provides for mandatory indemnification, no matter who the plaintiff is, when an agent is successful on the merits of a suit. In all other cases, indemnification is permissive.

     If the agent loses or settles a suit brought by a third party, he or she may be indemnified for expenses incurred and settlements or judgments paid. Such indemnification may be authorized upon finding that the agent acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation.

     If the agent loses or settles a suit brought by or on behalf of the corporation, his or her right to indemnification is more limited. If he or she is adjudged to be liable to the Corporation, the court in which such proceeding was held must determine whether it would be fair and reasonable to indemnify him or her for expenses which such court shall determine. If the agent settles such a suit with court approval, he or she may be indemnified for expenses incurred upon a finding that the agent acted in good faith and in manner he or she reasonably believed to be in the best interest of the Corporation and, in addition, that he or she acted with the care, including reasonable inquiry of an ordinarily prudent person.

     The indemnification discussed above may be authorized by a majority vote of the disinterested directors or shareholders (the person to be indemnified is excluded from voting his or her shares) or the court in which the proceeding was brought. The Corporation's Board of Directors makes all decisions regarding the indemnification of its officers and directors on a case-by-case basis.

     Any provision in the Corporation's Articles of Incorporation or Bylaws contained in a shareholder or director resolution that indemnifies its officers or directors must be consistent with section 317. Moreover, such a provision may prohibit permissive, but not mandatory, indemnification as described above. Last, a corporation has the power to purchase indemnity insurance for its agents even if it would not have the power to indemnify them.

     The Corporation's Articles authorize the Board of Directors to provide indemnification of its agents through bylaw provisions or indemnification agreements, or both, in excess of the indemnification otherwise permitted by section 317, subject to the limits on such excess indemnification set forth in section 204 of the California Corporations Code.

     Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the act and is therefore unenforceable.

Item 25. Other Expenses Of Issuance and Distribution.

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, in connection with the sale of Common Stock being registered. All amounts are estimated except the registration fee and the NASD filing fee and the Nasdaq listing fee.

                                                                                                        Amount
                                                                                                      to Be Paid
                Item                                                                                by Registrant
                ----                                                                                -------------


                Printing and Engraving Expenses...............................................              3,000
                Legal Fees and Expenses.......................................................             15,000
                Blue Sky Fees and Expenses....................................................              2,500
                Accounting Fees and Expenses..................................................              5,000
                Transfer Agent and Registrar Fees.............................................              3,500
                Underwriter's non-accountable expense allowance...............................            293,250
                Miscellaneous.................................................................             20,000
                                                                                                  ---------------
                         Total................................................................    $       342,250
                                                                                                  ===============

Item 26. Recent Sales Of Unregistered Securities.

     Since its incorporation in September 1992, the Registrant has issued securities without registration under the Securities Act of 1933, as amended (the "Act") in the following transactions (in each case giving retroactive effect to all subsequent stock splits):

     The Registrant issued an aggregate of 165,600 shares of Common Stock in September 1992 to its 4 founders at $0.008 per share. In April 1993 the Registrant issued an additional 132,000 shares at $0.008 per share to 7 investors including officers, employees and directors. From May 1993 to April 1994, the Registrant issued an aggregate of 300,000 shares to 4 investors at $1.04 per share, including one director. In September 1995, the Registrant issued an aggregate of 768,000 shares of Common Stock to 2 investors, including one director, pursuant to their exercise of Convertible Notes at $1.04 per share. From December 1995 through February 1996, the Registrant issued an aggregate of 1,059,600 shares of Series A Preferred Stock to 27 investors, including an individual who was then a director of the Company, at a purchase price of $2.08 per share (which will automatically convert into the same number of shares of Common Stock upon the consummation of this offering). During the current fiscal year, the Registrant issued 102,120 shares of Common Stock to three individuals all of who were employees or directors of the Registrant, upon the exercise of stock options previously issued under the Registrant's 1994 Founder's Stock Option Plan at an exercise price of $1.04 per share. In October 1996, the Registrant issued 40 Units, consisting of 10,000 shares of Common Stock and a promissory note in the principal amount of $50,000. The Units were purchased by 35 accredited investors in a private placement.

     The sales and issuances of the Preferred Stock and Common Stock described above were deemed to be exempt from registration under the Securities Act in reliance upon Section 4 (2) thereof as transactions not involving a public offering. The purchasers in such private offerings represented their intention to acquire the securities for investment only and not with a view to the distribution thereof and appropriate legends were affixed to the stock certificates issued in such transactions. All purchasers had adequate access, through their employment or other relationships, to sufficient information about the Registrant to make an informed investment decision. No underwriter was employed with respect to any such sales.

Item 27. Exhibits.

                  Exhibits
      1.1*        Form of Underwriting Agreement
      3.1*        Amended and Restated Articles of Incorporation of the Company
      3.2*        Bylaws of the Company
      4.1*        Form of Stock Certificate
      4.2*        Form of Warrant Agreement
      5.1*        Opinion of and Consent of Gray Cary Ware & Freidenrich, a Professional Corporation, as to legality of securities being registered
     10.1*        1994 Founder's Stock Option Plan, as amended
     10.2*        Form of Indemnification Agreement
     10.3*        Registration Rights Agreement dated March 1993 by and among the Registrant and the Investors named therein
     10.4*        Form of Registration Rights Agreement between the Registrant and Purchasers of the Registrant's Series A Preferred
                  Stock.
     10.5*        Employment Agreement dated as of September 19, 1996 between the Registrant and Peter O'Donnell
     10.6*        Employment Agreement dated as of September 19, 1996 between the Registrant and Molly Coye
     10.7*        Employment Agreement dated as of September 19, 1996 between the Registrant and Timothy Yamauchi
     10.8*        Form of Warrant Agreement to be granted to Underwriter
     10.9*        Form of Bridge Financing Registration Rights Agreement dated October 11, 1996
     23.1         Consent of Independent Accountants
     23.2*        Consent of Counsel contained in Exhibit 5.1
     24.1*        Powers of Attorney
     27           Financial Data Schedule
------------------
* Previously Filed.
Item 28. Undertakings.

     The undersigned Registrant hereby undertakes that it will:

     (1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:
          (i.) Include any prospectus required by Section 10(a)(3) of the Securities Act;
          (ii.) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement; and
          (iii.) Include any additional or changed material information on the plan of distribution.

     (2) For determining liabilities under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

    Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant undertakes that: 1) for purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 421(b)(1) or (4) or 497(b) under the Act shall be deemed to be part of the Registration Statement as of the time it was declared effective and 2) for the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes to provide to the Underwriters at the Closing, as specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of there requirements for filing on Form SB-2 and has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Berkeley, State of California, on August 4, 1997.

                                           HEALTHDESK CORPORATION

                                           By: /s/ Peter S. O'Donnell
                                           --------------------------
                                           Peter S. O'Donnell
                                           President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act, this post-effective amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature                                       Title                                   Date
---------                                       -----                                   ----

/s/ Peter S. O'Donnell                                                                  August 1, 1997
----------------------------                    President, Chief Executive
Peter S. O'Donnell                                Officer & Chair of the Board
                                                  (Principal Executive Officer)
         *
----------------------------                    Chief Financial Officer                 August 1, 1997
Timothy S. Yamauchi                               (Principal Financial
                                                  and Accounting Officer)
         *
----------------------------                    Director                                August 1, 1997
John Pappajohn

         *
----------------------------                    Director                                August 1, 1997
James A. Gordon

         *
----------------------------                    Director                                August 1, 1997
Dr. Joseph Rudick, Jr.

         *
----------------------------                    Director                                August 1, 1997
David Sengpiel

         *
----------------------------                    Director                                August 1, 1997
Edward C. Geehr, M.D.

*By: /s/ Peter S. O'Donnell
    ------------------------
     Peter S. O'Donnell, as
     Attorney-in-Fact



                                  Exhibit Index

              Description                                                                                                   Page No.
              -----------
      1.1*    Form of Underwriting Agreement
      3.1*    Amended and Restated Articles of Incorporation of the Company
      3.2*    Bylaws of the Company
      4.1*    Form of Stock Certificate
      4.2*    Form of Warrant Agreement
      5.1*    Opinion of and Consent of Gray Cary Ware & Freidenrich, a Professional Corporation, as to legality of securities being registered
     10.1*    1994 Founder's Stock Option Plan, as amended
     10.2*    Form of Indemnification Agreement
     10.3*    Registration Rights Agreement dated March 1993 by and among the Registrant and the Investors named therein
     10.4*    Form of Registration Rights Agreement between the Registrant and Purchasers of the Registrant's
              Series A Preferred Stock.
     10.5*    Employment Agreement dated as of September 19, 1996 between the Registrant and Peter O'Donnell
     10.6*    Employment Agreement dated as of September 19, 1996 between the Registrant and Molly Coye MD
     10.7*    Employment Agreement dated as of September 19, 1996 between the Registrant and Timothy Yamauchi
     10.8*    Form of Warrant Agreement to be granted to Underwriter
     10.9*    Form of Bridge Financing Registration Rights Agreement dated October 11, 1996
     23.1     Consent of Independent Accountants
     23.2*    Consent of Counsel contained in Exhibit 5.1
     24.1*    Powers of Attorney
     27       Financial Data Schedule
------------------
* Previously Filed.